                                                                     EXHIBIT 2.1

                                                                EXECUTION COPY


                           ASSET PURCHASE AGREEMENT

                                   BETWEEN

                          FUTORIAN FURNISHINGS, INC.
                           (a Delaware corporation)

                                     and

                  SIMMONS UPHOLSTERED FURNITURE CORPORATION
                           (a Delaware corporation)

                                     and

                            VANGUARD DESIGN, L.L.C
                    (a Delaware limited liability company)

                                     and

                        HEATH HOME FURNISHINGS, L.L.C.
                   (a Delaware limited liability company),

                                     and

                     STRATFORD UPHOLSTERY COMPANY, L.L.C.
                    (a Delaware limited liability company)

                                     and

                         SIMMONS UPHOLSTERY , L.L.C.
                    (a Delaware limited liability company)

                                     and

                      WESTERN UPHOLSTERY COMPANY, L.L.C.
                    (a Delaware limited liability company)

                                     and

                        VANGUARD PROPERTIES II, L.L.C.
                    (a Delaware limited liability company)



                                 MAY 28, 1999



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                           ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement ("Agreement") entered into on May 28, 1999, by and between FUTORIAN FURNISHINGS, INC., a Delaware corporation, SIMMONS UPHOLSTERED FURNITURE CORPORATION, a Delaware corporation, VANGUARD DESIGN, L.L.C., a Delaware limited liability company, HEATH HOME FURNISHINGS, L.L.C., a Delaware limited liability company, STRATFORD UPHOLSTERY COMPANY, L.L.C., a Delaware limited liability company, SIMMONS UPHOLSTERY, L.L.C., a Delaware limited liability company, WESTERN UPHOLSTERY COMPANY, L.L.C., a Delaware limited liability company and VANGUARD PROPERTIES II, L.L.C., a Delaware limited liability company.

      This Agreement contemplates a transaction in which Buyer (as defined below) will purchase substantially all of the assets and assume certain of the liabilities of Seller (as defined below) in return for the Purchase Price (as defined below), all as set forth herein.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

      1.  DEFINITIONS.

      "Accounting Principles" has the meaning set forth in Section 2(c) below.

      "Accounts Receivable" means accounts receivable of Seller from customers of Seller and associated credit rights (including personal guaranties, third party payment arrangements, letters of credit and lien rights), together with any security or collateral therefor, other than (i) intracompany and intercompany accounts receivable, (ii) notes receivable,
(iii) employee receivables, and (iv) Affiliates receivables (including "Lifestyle" and "Barcalounger" receivables).

      "Acquired Assets" means all right, title, and interest in and to all assets of Seller used primarily in connection with, or on the books and records of, the Stratford Business and/or the Simmons Business, including all of its (a) Accounts Receivables, (b) owned tangible personal property, including, without limitation, machinery, equipment, computer hardware, data and databases, raw materials and supplies, samples, models, packaging materials, purchased parts, Inventory, office furniture, automobiles, trucks, tractors, trailers, forklifts, conveyors, tools, jigs, and dies (but excluding the tangible personal property at the Wilmington, Delaware office) ("Tangible Personal Property"), (c) to the extent transferrable, prepaid expenses relating to the Acquired Assets or the Assumed Liabilities, including prepaid rents, security deposits and utility deposits (but excluding insurance expense prepaids, prepaid loan or other debt origination fees, prepaid employee travel or training expenses and prepaids related to the Excluded Assets or Excluded Liabilities) ("Prepaids") (d) causes of action, choses in action, rights of recovery, rights


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of set-off, and rights of recoupment pursuant to warranties, representations and guarantees by third party suppliers, manufacturers and contractors to the Seller (but excluding any such item relating to the payment of Taxes and except to the extent arising out of, related to or affecting the Excluded Assets or the Excluded Liabilities), (e) leases, subleases and rights thereunder for Tangible Personal Property ("Leases"), (f) all real property owned by Seller together with all improvements thereto, and all leaseholds and subleaseholds of real property owned by third parties, including Seller's Affiliates, together with all of Seller's rights in improvements, fixtures, and fittings thereon, and easements, rights of way, and other appurtenants thereto (but excluding the Guntown Property and the lease and leasehold improvements with respect to the High Point, North Carolina showroom and Wilmington, Delaware office) (collectively, "Realty"), (g) agreements (including lock box agreements and related accounts, which Seller will use its commercially reasonable efforts to transfer to Buyer), contracts, purchase orders for goods not shipped as of the Closing Date, licenses and sublicenses, indentures, mortgages, instruments, Security Interests, warranties and guaranties (including, without limitation, representations, warranties and guaranties made by suppliers, manufactures and contractors), and rights thereunder ("Contracts"), (h) to the extent transferable, Intellectual Property, (i) to the extent transferable, franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, and memberships, affiliations or participations in trade and industry associations, organizations and trade shows, (j) payroll bank accounts, which Seller will use its commercially reasonable efforts to transfer to Buyer and
(k) books, records (other than the books and records identified in Excluded Assets), ledgers, files, documents, sales, distribution and purchase correspondence, customer and vendor lists and all other lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials. "Acquired Assets" does not include the recovery of any accounts receivables which were written off of the books of Seller prior to December 31, 1998.

      "Adverse Consequences" means all actions, suits, proceedings, hearings, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, interest, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses incurred in preparing or defending any Proceeding or any of the foregoing arising out of, incident to, or resulting from the breach or enforcement of this Agreement; provided, however, with respect to the claims of a Party for the breach or enforcement of this Agreement, consequential, punitive, exemplary damages and lost profits shall be excluded from the definition of "Adverse Consequences."

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

      "Applicable Rate" means the prime rate of interest announced from time to time by Bank of America.



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      "Assumed Liabilities" means all of the following Liabilities of Seller
(other than any of the Excluded Liabilities) in connection with the
Businesses: (a) the following as set forth on the face of the Most Recent Balance Sheet:

            (i) stated trade accounts payable, (other than intercompany accounts or payables due to Affiliates of Seller),

            (ii) stated accrued liabilities, except for environmental cost accruals, group health insurance accruals and all other accruals for employees not hired by Buyer,

            (iii) stated accrued wages and vacation pay with respect to the Hired Employees,

            (iv) stated customer deposits and product warranty cost accruals,

            (v) all other Liabilities for which Seller has established Reserves, allowances or otherwise accrued expenses on the Most Recent Balance Sheet (but excluding those accrued Liabilities as may be specifically identified as Excluded Liabilities), and

            (vi) the promissory note, mortgage and related security agreements of Seller with respect to the Bannockburn Facility.

(b) all Liabilities and obligations of Seller in connection with the Businesses which have arisen or have been incurred after the Most Recent Balance Sheet but on or prior to the Closing Date (x) with respect to items set forth in (a)(i) through (vi) above and (y) which arise in the Ordinary Course of Business; (c) all Liabilities and obligations of Seller with respect to the Realty (other than the Guntown Realty) and under the Leases and Contracts including all capital lease obligations of the Seller; (d) all Liabilities and obligations of Seller arising on or after the Closing Date in connection with the Businesses and the Acquired Assets including, workers compensation and other employee related liabilities; (e) all Liabilities and obligations with respect to express warranties of Seller (but with respect to the Simmons Business, only warranty Liabilities for such products that were sold by Seller after August 4, 1995) and other warranties related to products manufactured by Seller in connection with the Businesses and disclosed on
Schedule 3(t) (but excluding Liabilities for personal injury, death, property damage or other consequential, exemplary or punitive losses or damages with respect to such assumed warranties); (f) all sick, bonus, holiday and severance pay with respect to Hired Employees; (g) all Liabilities arising out of Buyer's hiring and employment decisions with respect to the Hired Employees on or after the Closing, including those relating to plant closing laws or similar laws relating to lay-offs or terminations of employees; (h) sales, transfer and use Taxes arising out of the sale, transfer, conveyance and assignment of the Acquired Assets; (i) Permitted Exceptions; and (j) Buyer Environmental Liabilities.




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      "Bannockburn Facility" means Seller's office and showroom facility in
Bannockburn, Illinois.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

      "Businesses" means, together, the Stratford Business and the Simmons Business.

      "Buyer" means Vanguard, VPII, Western, Stratford Acq., Simmons Acq. and each of its Affiliates who acquire from Seller any of the Acquired Assets or assume from Seller any of the Assumed Liabilities, as designated in Section 2 of this Agreement, including without limitation, Heath Home.

      "Buyer Environmental Liabilities" has the meaning set forth in the Environmental Liabilities definition below.

      "Buyer Financial Statements" has the meaning set forth in Section 4(f) below.

      "Buyer's Medical Plan" has the meaning set forth in Section 7(e)(v)(D) below.

      "Buyer's Principals" means Donald G. Griffin, Kenneth A. Hendricks and Karl W. Leo (subject to amendment by Buyer in the event of the death, disability or mental incapacity of any of the foregoing Persons prior to Closing).

      "Cap" has the meaning set forth in Section 8(b)(ii) below.

      "Cash" means cash and cash equivalents (including marketable securities and short term investments).

      "Cash Deposit" has the meaning set forth in Section 2(j) below.

      "Closing" has the meaning set forth in Section 2(d) below.

      "Closing Date" has the meaning set forth in Section 2(d) below.

      "Closing Statement" has the meaning set forth in Section 2(f) below.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Collection Period" has the meaning set forth in Section 2(h)(i).

      "Contracts" has the meaning set forth in clause (g) of the definition of Acquired Assets.




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      "Controlled Group of Corporations" has the meaning set forth in Code
Sec. 1563.

      "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. 1.1502-13.

      "Designated Employees" has the meaning set forth in Section 7(e).

      "Disclosure Schedule" has the meaning set forth in Section 3 below.

      "Draft Closing Statement" has the meaning set forth in Section 2(f) below.

      "Employee Benefit Plan" means any (a) non-qualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or material fringe benefit plan, program or arrangement, or (e) any other bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option plan, or any other fringe benefit plan or similar arrangement or practice, whether formal or informal, defined or non-defined, maintained by either Seller or its Affiliates on behalf of Seller's employees prior to the Closing Date.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).


      "Encroaching Roads" has the meaning set forth in Section 7(l).

      "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (17 U.S.C. Section 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 201 and Section 300f et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Rivers and Harbors Act (33 U.S.C. Section 401 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C.
Section 136 et seq.), and all analogous applicable state and local laws, as any of the foregoing may have been amended or supplemented from time to time prior to or on the date hereof, together with all other applicable laws (including applicable rules, regulations, codes, injunctions, judgments, orders, decrees and rulings thereunder) of federal, state and local governments concerning pollution or protection of the environment, public health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, petroleum, hazardous or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use,




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treatment, storage, disposal, transport, or handling of pollutants, contaminants, petroleum, hazardous, or toxic materials or wastes.

      "Environmental Liabilities" means any Third Party claim for any cost, damage, expense, Liability, obligation, or other responsibility arising from or under Environmental Laws, to the extent arising from or with respect to the Seller's operation of either of the Businesses (whether on or off of the Facilities) or the environmental condition of or any events or Hazardous Activities occurring on, at, or from any of the Facilities or the Acquired Assets in connection with the Seller's operations on or before Closing, including, without limitation:

      (a) fines, penalties, judgments, awards, settlements, Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under applicable Environmental Laws;

      (b) financial responsibility under Environmental Laws for costs of investigation, cleanup, removal, containment, corrective action or other remediation or response actions required by applicable Environmental Laws and for any natural resource damages; or

      (c) any other costs of compliance, corrective, investigative, or remedial measures required under applicable Environmental Laws.

      except to the extent any of the foregoing arise from or with respect to the operation of the Businesses (whether on or off of the Facilities) or the environmental condition of or any events or activities occurring on, at, or from any of the Facilities, or the Acquired Assets after Closing ("Buyer Environmental Liabilities").

The terms "removal," "remedial," and "response action," include the types of activities covered by such words under Environmental Laws.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Escrow Agent" means Sirote & Permutt.

      "Escrow Agreement" means the agreement entered into on the Closing Date among Buyer, Seller and Escrow Agent in the form of the document attached hereto as Exhibit A.

      "Eupora Plant" means Seller's frame manufacturing facility in Eupora, Mississippi.

      "Excess Loss Account" has the meaning set forth in Treas. Reg. Sec. 1.1502-19.

      "Excluded Assets" means (a) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock




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certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation, (b) rights in and with respect to the assets associated with Seller's Employee Benefit Plans, (c) any amounts due, payable or available to Seller or attributable to the period of Seller's ownership of the Facilities, as a federal, state or local Tax refund, deferred Tax or loss carry-forward (including any income with respect thereto), (d) Cash (including, but not limited to the Purchase Price), bank accounts (other than accounts related to lock box agreements and payroll accounts, which Seller will use its commercially reasonable efforts to transfer to Buyer), certificates of deposit, investments or promissory notes,
(e) employee and other deposits, prepayments and refunds other than the Prepaids, (f) travel advances, training expenses for sales employees, accounts receivable due from employees of Seller or any notes or accounts receivable other than the Accounts Receivable, (g) claims, choses in action, rights of action or indemnity of Seller against third parties related to the Excluded Assets or the Excluded Liabilities, (h) "lifo" reserves, (i) Seller's leasehold improvements, prepaid rent, security deposit and other rights and obligations under the leases with respect to the High Point, North Carolina showroom and the Wilmington, Delaware office, and Guntown Property and so long as no landlord consent is obtained for them, the showrooms in San Francisco, California and in Chicago, Illinois, the warehouse on Milliken Street, Ontario, California, and the manufacturing facilities in Paoli, Indiana (and with respect to Paoli Facilities, if such landlord consent is not obtained, then all real property related to the Paoli Facility shall be excluded at Buyer's election) (together "Excluded Realty Leases"), (k) the Guntown Realty, (l) any of the rights of Seller under this Agreement, (m) those contracts identified on Schedules 3(f) and Appendix VII (the "Excluded Contracts") and (n) any assets of Seller excluded from the definition of Acquired Assets.

      "Excluded Liabilities" means any Liability of Seller which is not an Assumed Liability, including (a) any Liability for the bank debt set forth on
Schedule 3(x), (b) any Tax owed by Seller (except for transfer, sales and use Taxes arising in connection with the sale of Acquired Assets to Buyer), including any Taxes arising because any Seller Subsidiary is deemed to be transferring its assets pursuant to an election under Code Sec. 338(h)(10), because Seller has an Excess Loss Account in the stock of any of its Subsidiaries or because Seller has deferred gain on any Deferred Intercompany Transaction, (c) any Liability for any employee of Seller other than those liabilities of Hired Employees set forth in clauses (a)(iii) and (f) of the definition of Assumed Liabilities, (d) any Liability of Seller for the unpaid Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, (e) any Liability of Seller under its Employee Benefit Plans, including without limitation, Liabilities for insurance claims thereunder, withdrawal liability, failure to fund or underfunding in connection therewith, (f) any stated Liability of Seller set forth in the Most Recent Balance Sheet not included in the definition of Assumed Liabilities, (g) any Liability or obligation with respect to Excluded Realty Leases and to Contracts (including those relating to Intellectual Property), Leases or agreements related to the Realty which Contracts, Leases or agreements are required to be disclosed on the Disclosure Schedule in Section 3(o) herein and are not, (h) any product liability or warranty claim other than those set forth in Subparagraph (e) of the definition of Assumed Liabilities (i) Environmental Liabilities, (j) any pending or threatened in writing Proceedings arising on or before the Closing Date, including those matters set forth on




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Schedule 3(s), (k) any Liability or obligation of Seller to indemnify any
Person (including any Seller Affiliate) by reason of the fact that such Person was a director, officer, employee, or agent of Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (l) any Liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (m) any Liability, covenant or obligation of Seller to pay or perform under this Agreement, (n) any Liability covenant or obligation of Seller to pay or perform under those contracts identified on Schedules 3(f) and Appendix VII, or (o) any Liability or obligation with respect to any material matters of which Seller has Knowledge and which Seller has intentionally and fraudulently withheld from Buyer.

      "Facilities" means every parcel of real property, including all improvements thereon and appurtenants thereto, which is owned by either Seller or leased by either Seller in connection with the Stratford Business or the Simmons Business, including without limitation, the Bannockburn Facility, Eupora Plant, Okolona Plant, Ontario Plant, New Albany Plant and Paoli Plant, and any other property identified on Schedule 3(l)(i) or (ii), but excluding the Guntown Plant.

      "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

      "Financial Statements" has the meaning set forth in Section 3(g) below.

      "Futorian" means Futorian Furnishings, Inc., a Delaware corporation.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Guntown Consent" has the meaning set forth in Section 7(j) below.

      "Guntown Indemnity" has the meaning set forth in Section 7(j) below.

      "Guntown Plant" means the Seller's inactive manufacturing facility in Guntown, Mississippi subleased by Seller to Columbian Rope.

      "Guntown Realty" has the meaning set forth in Section 7(j).

      "Guntown Release" has the meaning set forth in Section 7(j) below.

      "Hart-Scott-Rodino Act" or "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.




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      "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use of Hazardous Materials in, on, at or originating from the Facilities or any part thereof into the environment or in connection with either of the Businesses.

      "Hazardous Substance" means any waste or other substance that is listed, defined, designated, or classified as hazardous, radioactive, or toxic, or a pollutant or a contaminant, under or pursuant to any Environmental Laws, including any combination, compound, admixture or solution thereof, and specifically including, without limitation, oil, petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials, PCB's, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, and dibenzofurans, and any material or substance that is classified as an "extremely hazardous substance" as set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

      "Heath Home" means Heath Home Furnishings, L.L.C., a Delaware limited liability company formed by Buyer's Affiliates.

      "Hired Employees" means those transferred employees of Seller whom Buyer chooses to hire on the Closing Date as identified by Buyer on Exhibit B.

      "Intellectual Property" means the following intellectual property rights used primarily in the Stratford Business and/or the Simmons Business
(a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and company names currently in use, together with all translations, adaptations, derivations, and combinations thereof, and all applications, exparte appeals, inter parties proceedings, petitions to the Commissioner of the U.S. Patent and Trademark Office, registrations, and renewals, affidavits, declarations or statements of use in commerce, affidavits, declarations or statements of continuing use in commerce and affidavits of incontestability in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all product designs, trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software (including data and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), (i) all licenses, sublicenses, contracts and other agreements relating to any of the foregoing, and (j) all laboratory licenses and institutional or governmental code approvals (including Underwriter's Laboratory), (k) all goodwill associated with any of the foregoing, and (l) all rights under any of the foregoing, including remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions.




                                     - 9 -
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      "Indemnified Party" has the meaning set forth in Section 8(e) below.

      "Indemnifying Party" has the meaning set forth in Section 8(e) below.

      "Inventory" means raw materials, work in process and finished goods manufactured by Seller located at the Plants, at Seller's customer sites identified on Appendix II, or in transit from the Plants on the Closing Date on Seller's vehicles or common carrier.

      "Knowledge" means actual knowledge of the individuals identified on Appendix III.

      "Laws" means any applicable foreign, federal, state or local constitution, law, statute, ordinance, rule, regulation, or any issued written Order.

      "Leases" has the meaning set forth in clause (e) of the definition of Acquired Assets.

      "Letter of Credit" has the meaning set forth in Section 2(j).

      "Levitz Account" means the accounts receivable of Levitz owed to Seller as of the Closing (net of all allowances, reserves, rebates, interest and service charges).

      "Liability" or "Liabilities" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Material Adverse Effect" means a material adverse change in (a) the business, financial condition, operations, or results of operations of the Businesses, taken as a whole, other than with respect to any adverse changes which, directly or indirectly, relate to or result from past, existing or prospective economic or regulatory conditions or other conditions generally affecting, at the relevant time, the industry in which the Businesses compete, or resulting from public or industry knowledge relating to the transactions contemplated under this Agreement, (b) the Acquired Assets, or
(c) the Assumed Liabilities.

      "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

      "Most Recent Financial Statements" has the meaning set forth in Section 3(g) below.

      "Most Recent Fiscal Year End" has the meaning set forth in Section 3(g) below.

      "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).




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      "New Albany Plant" means Seller's manufacturing facility in New Albany,
Mississippi.

      "Non-Assignable Assets" has the meaning set forth in Section 7(d) below.

      "Offsite Improvements" has the meaning set forth in Section 7(l) below.

      "Okolona Plant" means Seller's manufacturing facility in Okolona, Mississippi.

      "Ontario Plant" means Seller's manufacturing facility in Ontario, California.

      "Order" means any injunction, judgment, order, decree, ruling, or charge.

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice including with respect to quantity and frequency.

      "Paoli Plant" means Seller's inactive manufacturing facility in Paoli, Indiana.

      "Party" or "Parties" means one or more of Futorian, Simmons or the Buyer.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Permitted Exceptions" has the meaning set forth in Section 3(l)(i)(A) below.

      "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      "Plants" means the Eupora Plant, New Albany Plant, Okolona Plant, Ontario Plant, and Paoli Plant.

      "Post-Closing Date" has the meaning set forth in Section 2(h) below.

      "Post-Closing Escrow Fund" has the meaning set forth in Section 2(c) below.

      "Preliminary Purchase Price" has the meaning set forth in Section 2(c) below.

      "Prepaids" has the meaning set forth in clause (c) of the definition of Acquired Assets.

      "Proceedings" means any claim, demand, hearing, administrative proceeding, action, suit, mediation, arbitration or other form of dispute resolution, whether voluntarily or involuntarily entered into, and whether conducted by a municipal, county, state or federal governmental authority or any other Person.

      "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

      "Purchase Price" has the meaning set forth in Section 2(g) below.

      "Realty" has the meaning set forth in clause (f) of the definition of Acquired Assets.


      "Realty Lease" means all leases and subleases with respect to the property identified on Schedule 3(l)(ii).

      "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

      "Reserves" means Seller's accruals, reserves and allowances, calculated in a manner consistent with Seller's past practices, for obsolete or defective products, Inventory, doubtful accounts or other receivables, cash or trade discounts, advertising, sales and promotional expenses, load accounts, shipping shortages, shipping violations, personal property tax, and any other reserves or allowances maintained by Seller or which are required by GAAP to be maintained with respect to the Stratford Business or Simmons Business, but excluding inventory "lifo" reserves.

      "Schedule" means the Disclosure Schedule.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) liens for Taxes not yet due and payable, (b) liens securing rental payments under capital lease arrangements, (c) any statutory lien arising in the Ordinary Course of Business, by operation of law with respect to a Liability that is not yet due or delinquent, (d) any immaterial defect of title or recorded easements, covenants, or other restrictions which individually or in the aggregate with such other items could not reasonably be expected to have a material adverse effect on the Acquired Assets taken as a whole and (e) with respect to Acquired Assets (other than Leases and Contracts) having a fair market value in excess of $50,000, any immaterial defect of title or recorded easements, covenants or other restrictions which individually or in the aggregate with such other items could not reasonably be expected to have a material adverse effect on the particular Acquired Asset.

      "Seller" means Futorian Furnishings, Inc. and Simmons Upholstered Furniture Corporation, jointly and severally.

      "Seller Insurance Policies" means all insurance policies, with respect to the Businesses, relating to matters arising or occurring prior to Closing, held by either Seller or with respect to which either Seller was named as an insured, additional insured, loss payee or under which either Seller was a beneficiary at any time prior to the Closing Date, except for the insurance policies disclosed in Appendix VI.

      "Simmons" means Simmons Upholstered Furniture Corporation, a Delaware corporation.

      "Simmons Acq." means Simmons Upholstery, L.L.C.

      "Simmons Business" means the upholstered furniture manufacturing business of Simmons.

      "Software" means all owned computer software (whether on tape, disk, cd-rom or other format), object and source code, to the extent Seller has access to the same, data, manuals, and all versions of the foregoing and, to the extent transferable, all licenses and contracts relating to the foregoing.

      "Stratford" means the Stratford Division of Futorian.

      "Stratford Acq." means Stratford Upholstery Company, L.L.C.

      "Stratford Business" means the upholstered furniture manufacturing business of Stratford.

      "Sublease Agreements" have the meaning set forth in Section 6(a)(viii) below.

      "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "Tangible Personal Property" has the meaning set forth in clause (b) of the definition of Acquired Assets.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec.
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, occupancy, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Threshold" has the meaning set forth in Section 8(b)(ii) below.

      "Title Company" means, with respect to each parcel of Realty for which a title insurance commitment, policy or endorsement is required under Section 5(h) below, the title insurance company issuing such commitment, policy or endorsement.

      "Third Party Claim" has the meaning set forth in Section 8(f) below.

      "Transferred Employees" has the meaning set forth in Section 7(e)(i) below.

      "Vanguard" means Vanguard Design, L.L.C., a Delaware limited liability company.

      "VPII" means Vanguard Properties II, L.L.C.

      "Western" means Western Upholstery Company, L.L.C.

            2.    BASIC TRANSACTION.

      (a)   Purchase and Sale of Assets.     On and subject to the terms and
conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in
Section 2(c). On or about April 30, 1999, Seller took a physical count of the Inventory. On or after April 30, 1999, Seller obtained a written report of customers' physical count of and reconciled the lockerstock inventory. Seller shall roll forward such counts to the Closing Date. On the Closing Date, Seller shall identify the Accounts Receivable which are a part of the Acquired Assets, which shall be identified on Exhibit C and shall be attached hereto and incorporated hereby this reference. On or before the Closing, Buyer shall designate in writing to Seller the Acquired Assets to be purchased by each Person that is a Buyer, and any remaining Acquired Assets not expressly designated by Buyer shall be acquired by Heath Home.

      (b)   Assumption of Liabilities.     On and subject to the terms and
conditions of this Agreement, Buyer agrees to assume, pay, perform, discharge and as otherwise necessary become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility for the Excluded Liabilities. On or before the Closing, Buyer shall designate in writing to Seller the Assumed Liabilities to be assumed by each Person that is a Buyer, and any remaining Assumed Liabilities not expressly designated by Buyer shall be assumed by Heath Home.

      (c)   Purchase Price.     Buyer agrees to pay to Seller at the Closing
a sum equal to (i) the net book value of the Acquired Assets as of the Closing Date, (ii) less the book value of the Assumed Liabilities, (iii) less Seven Million Seven Hundred Sixty Thousand Dollars ($7,760,000) and (iv) less any other amounts previously paid by Buyer to Seller from amounts drawn on the

Letter of Credit or the Cash Deposit (as adjusted pursuant to Section 2(g), the "Purchase Price"). The calculation of the Purchase Price shall be subject to, among other things, the principles described on Appendix I (the "Accounting Principles"). At Closing, the Purchase Price shall be preliminarily calculated using the Most Recent Balance Sheet of Seller ("Preliminary Purchase Price"). For the purpose of illustration only, and such illustration shall in no way be binding or indicative of the actual Preliminary Purchase Price, based only upon the January 31, 1999, balance sheet of Seller, which is attached hereto as Appendix V, the Preliminary Purchase Price would equal Twenty Million Dollars ($20,000,000.00). On the Closing Date, Buyer shall pay the Preliminary Purchase Price by (A) wire transfer of the One Million Dollars ($1,000,000.00) ("Post-Closing Escrow Fund") to Escrow Agent to be held and disbursed pursuant to the Escrow Agreement and as set forth in Section 2(k), and (B) the balance of the Preliminary Purchase Price shall be paid to Seller by wire transfer of immediately available funds.

      (d)   The Closing.     The closing of the transactions contemplated by
this Agreement (the "Closing") shall take place at the offices of Seller in Bannockburn, Illinois, on June 1, 1999 at 9:00 a.m. or such other date as the Parties may mutually determine or such date as either Party may be permitted to extend the Closing pursuant to Section 6 (the "Closing Date"). If the Closing occurs on or before June 3, 1999, then the effective time of the Closing Date for accounting and tax purposes shall be 12:01 a.m. local time on June 1, 1999, .

      (e)   Deliveries at the Closing.     At the Closing, (i) Seller will
deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below; (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 6(b) below; (iii) Seller will execute, acknowledge (if appropriate), and deliver to Buyer (A) assignments for the Contracts (other than Realty Leases), other Acquired Assets (in the form of a Bill of Sale) and Intellectual Property transfer documents in the forms attached hereto as Exhibits D-1 through D-5
(B) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel reasonably may request, (C) deeds to the Realty (other than the Guntown Realty) identified on Schedule 3(l)(i) in the same form as originally granted to Seller as set forth in Exhibits E-1 to E-4, and general assignment and assumption of leaseholds to certain Realty identified on
Schedule 3(l)(ii) in the form of Exhibit F, conveying to Buyer fee simple or leasehold title to such Realty (as applicable), free and clear of all Security Interests (except for the Permitted Exceptions, as defined below) and a sublease to the North Carolina showroom in the form of Exhibit E-5, and
(D) an affidavit indicating that on the Closing Date (x) there has been no skill, labor or material furnished to the Realty for which mechanics' or materialmen's or other liens could lawfully be filed against the Realty, (y) that Seller is not a "foreign person" within the meaning of the Code, and (z) that there are no other unrecorded interests in the Realty or any part thereof of any kind created, permitted or suffered by Seller to its Knowledge, together with whatever owner's affidavit may be required by the title insurance company ("Title Company") issuing the polices with respect to certain Realty in order to remove the mechanics' and materialmen's lien, unrecorded easements or other restrictions, and parties in possession exceptions from such title insurance policies; (iv) Buyer will execute, acknowledge (if appropriate), and deliver to Seller (A) an assumption in the form attached hereto as Exhibits D-2 through D-5, (B) Exhibits E-5, F, G and (C) Buyer will deliver to Seller the consideration specified in Section 2(c) above.

      (f)   Preparation of Draft Closing Statement.

            (i) Within ninety (90) days after the Closing Date, Buyer will prepare and deliver to Seller a draft calculation of the Acquired Assets and the Assumed Liabilities (the "Draft Closing Statement") for Seller as of the close of business on the Closing Date. Buyer will prepare the Draft Closing Statement in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements with a preference to consistency to the extent permitted by GAAP.

            (ii) If Seller has any objections to the Draft Closing Statement, it will deliver a detailed statement describing its objections to the Buyer within thirty (30) days after receiving the Draft Closing Statement. Buyer and Seller will use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within thirty (30) days after Buyer has received the statement of objections, however, Buyer and Seller will select an accounting firm mutually acceptable to them to resolve any remaining objections. If Buyer and Seller are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the Parties. Buyer will revise the Draft Closing Statement as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2(f)(ii). The "Closing Statement" shall mean the Draft Closing Statement together with any revisions thereto pursuant to this
Section 2(f)(ii).

            (iii) In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided in Section 2(f)(ii) above, Buyer and Seller will share responsibility for the fees and expenses of the accounting firm as follows:

                  (A) shall be borne by the Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Seller (as finally determined by the accounting firm) bears to the aggregate dollar amount of such items so submitted; and

                  (B) shall be borne by the Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Seller (as finally determined by the accounting firm) bears to the aggregate dollar amount of such items so submitted.

            (iv) Buyer will make the work papers and back-up materials used in preparing the Draft Closing Statement and the books, records, and financial staff of Buyer available to Seller and its accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the preparation by Buyer of the Draft Closing Statement,
(B) the review by Seller of the Draft Closing Statement, and (C) the resolution by the Parties of any objections thereto.

      (g)   Adjustments to Preliminary Purchase Price.     The Preliminary
Purchase Price will be adjusted by applying the formula provided in Section 2(c) to the Closing Statement and the Preliminary Purchase Price as so adjusted is referred to herein as the "Purchase Price."

            (i) If the Purchase Price is equal to the Preliminary Purchase Price, then Seller is entitled to the Post-Closing Escrow Fund, together with all interest earned thereon.

            (ii) If the Purchase Price is greater than the Preliminary Purchase Price, then Seller is entitled to the Post-Closing Escrow Fund, together with all interest earned thereon, and Buyer shall pay to Seller any shortfall in the balance of the Post-Closing Escrow Fund, plus interest on such difference at the Applicable Rate.

            (iii) If the Purchase Price is less than Preliminary Purchase Price, Buyer shall be entitled to the difference between the Preliminary Purchase Price and the Purchase Price, as follows:

                  (A) If the difference is less than the principal amount of the Post-Closing Escrow Fund, the amount of the difference shall be paid to Buyer out of the Post-Closing Escrow Fund together with a proportionate share of the interest earned on the Post-Closing Escrow Fund, and the balance of the principal amount of the Post-Closing Escrow Fund shall be paid to Seller, together with a proportionate share of the interest earned on the Post-Closing Escrow Fund;

                  (B) If difference is greater than the principal amount of the Post-Closing Escrow Fund, Buyer shall be entitled to the balance of the Post-Closing Escrow Fund and all interest earned thereon, and Seller shall pay the shortfall to Buyer, together with interest on the shortfall amount at the Applicable Rate.

All amounts to be paid to Buyer or Seller as set forth in this Section 2(g) shall be made by wire transfer or delivery of other immediately available funds within five (5) business days after the date on which the Closing Statement is finally determined pursuant to Section 2(f) above.

      (h)   Levitz Account Collection; Seller Guaranty.

            (i) Buyer shall in good faith use all commercially reasonable collection practices to collect the Levitz Account during the ninety (90) days immediately following the Closing ("Collection Period"). Buyer shall apply all payments received from Levitz to the oldest invoice for such account, unless Levitz specifies in writing in its payment advice that payment is being made on a particular invoice or account. During the Collection Period, Buyer shall provide Seller with an aged receivables report with respect to the Levitz Account on a monthly basis, together with supporting information regarding the Levitz Account. Buyer shall have no obligation to hire any collection agency, attorney or other third party to collect the Levitz account.

            (ii) Provided Buyer has provided Seller with the reports and detail required by Section 3(h)(i) in all material respects, if at the end of the Collection Period, Buyer has not collected at least ninety percent (90%) of the Levitz Account, then Seller shall promptly reimburse Buyer in an amount equal to ninety percent (90%) of the Levitz Account minus all amounts collected by Buyer with respect to the Levitz Account and Buyer shall reconvey to Seller all of Buyer's right, title and interest in the uncollected Levitz Account together with appropriate documentation or instruments thereto. If Buyer collects at least ninety percent (90%) of the Levitz Account during the Collection Period, then Buyer shall have no recourse against Seller for Buyer's failure to collect any portion of the remaining balance of the Levitz Account.

      (i)   Allocation of Purchase Price.     The Parties agree to allocate
the Preliminary Purchase Price among the Acquired Assets and among the Sellers for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule to be agreed to by Buyer and Seller prior to Closing in a manner consistent with the requirements of Section 1060 of the Code, and attached hereto at Closing as Exhibit H. To the extent of any deviation of the Purchase Price from the Preliminary Purchase Price, Buyer and Seller shall promptly agree to a final allocation of Purchase Price consistent with the allocation of the Preliminary Purchase Price.

      (j)   Letter of Credit; or Cash Payment.

            (i) Notwithstanding anything to the contrary in this Agreement, in the event that Buyer shall not have wired the Preliminary Purchase Price to Seller by 5:00 p.m. est. on Wednesday, June 2, 1999, Buyer shall no later than 5:00 p.m. est. on Thursday, June 3, 1999, either (a) cause AmSouth Bank to issue to Seller a letter of credit in the form of Exhibit L hereto (the "Letter of Credit") or (b) pay to Seller by wire transfer (the "Cash Deposit"), in either case in an amount equal to $1,000,000 such amount or Letter of Credit to secure Buyer's performance under this Agreement.

            (ii) If Buyer has complied with the provisions of Section 2(j)(i) in the time periods prescribed for, Buyer and Seller shall have the option to extend the Closing up to and including June 8, 1999, at which such time if the Closing has not occurred and Seller is not in material breach of this Agreement, Seller shall be entitled to retain the Cash Deposit or draw upon the Letter of Credit in the amount of $1,000,000. If the Closing has occurred prior to or on June 8, 1999, and Buyer has paid the Cash Deposit or drawn upon the Letter of Credit then Buyer shall be entitled to apply such Cash Deposit or Letter of Credit to the Preliminary Purchase Price.

      (k) Escrow Agreement. At Closing, the Parties will enter into the Escrow Agreement.

      3.  REPRESENTATIONS AND WARRANTIES OF SELLER.     Seller represents and
warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

      (a)   Organization of the Seller.     Each Seller is a corporation duly
incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Seller has all requisite corporate power and corporate authority to carry on its business as it is now being conducted, and to own, lease and operate its properties and assets, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound. Each Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the properties and assets owned, leased or operated by it or the nature of the business conducted by it make such qualification necessary, except to the extent that failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Each such jurisdiction in which each Seller is so qualified is identified on
Schedule 3(a).  Neither Seller has any Subsidiary.

      (b)   Authorization of Transaction.     Each Seller has full corporate
power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All necessary corporate action on the part of each Seller has been taken to authorize and approve the execution and delivery of this Agreement and performance thereof by Seller. Without limiting the generality of the foregoing, the board of directors of Seller, and if necessary the shareholders of Seller, have duly authorized the execution, delivery, and performance of this Agreement by each Seller. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles.

      (c)   Non-contravention.     Except as set forth on Schedule 3(c),
neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Law or Order of any government, governmental agency, or court to which either Seller, with respect to the Businesses, is subject, by which any of the Acquired Assets of either Seller is bound, (ii) violate any provision of the charter or bylaws of either Seller, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Seller, with respect to the Businesses, is a party or by which it is bound or to which any of Acquired Assets or Assumed Liabilities is subject, or (iv) result in the creation of any Security Interest upon any of the Acquired Assets pursuant to any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement to which either Seller, with respect to the Businesses, is a party or by which any of the Acquired Assets are subject or bound, except for any such conflict, breach, default, acceleration, termination, modification, cancellation or notice described in clauses (i), (ii), (iii) or (iv) that would not reasonably be expected to have a Material Adverse Effect.

      (d)   Consents and Approvals.     Except as described on Schedule 3(d)
hereto, no prior consent, approval or authorization of, or declaration, filing or registration with any Person, is required by either Seller, with respect to the Businesses, in connection with the execution, delivery and performance by either Seller of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consent would not reasonably be expected to have a Material Adverse Effect.

      (e)   Title to Assets.     Seller has good and marketable title to all
of the Acquired Assets (other than those which are leased or licensed by Seller with respect to which Seller has a valid leasehold or license interest) and, on the Closing Date, Seller shall transfer the Acquired Assets to Buyer free and clear of any Security Interest, except Permitted Exceptions.

      (f)   Broker Fees.     Except as set forth on Schedule 3(f), Seller,
with respect to the Businesses or the Acquired Assets, has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (g)   Financial Statements.     Attached hereto as Schedule 3(g) are
the following financial statements (collectively, the "Financial Statements"): (i) audited or unaudited balance sheets and statements of income, as of and for the fiscal years ended December 31, 1997, and December 31, 1998 (December 31, 1998 hereinafter referred to as the "Most Recent Fiscal Year End"), for Seller, with respect to the Businesses, and (ii) unaudited balance sheets and statements of income as of and for the four (4) months ended April 30, 1999 (the "Most Recent Financial Statements") for Seller, with respect to the Businesses. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition, as of such dates and the results of operations for such period of Seller, with respect to the Businesses (in the case of unaudited statements, subject to normal year-end audit adjustments and the absence of complete footnotes), and are consistent with the books and records of Seller, with respect to the Businesses, (which books and records are true, correct and complete in all material respects).

      (h)   Events Subsequent to Most Recent Fiscal Year End.     Except as
set forth on Schedule 3(h), since the Most Recent Fiscal Year End, there has not been any Material Adverse Effect, and Seller has operated the Businesses in the Ordinary Course of Business in all material respects. Without limiting the generality of the foregoing and with respect to the Stratford or Simmons Business, since December 31, 1998:

            (i) neither Seller has sold, leased, transferred, or assigned any of its material assets, tangible or intangible, other than in the Ordinary Course of Business;

            (ii) neither Seller has entered into any written agreement, contract, lease or license for personal property either involving more than $50,000 or outside the Ordinary Course of Business;

            (iii) no Person has accelerated, terminated, modified, or cancelled any written agreement, contract, lease, or license involving annual payments in excess of $50,000 to which either Seller is a party or by which either Seller is bound;

            (iv) neither Seller has imposed or permitted any Security Interest upon any of the Acquired Assets;

            (v) neither Seller has made any capital expenditure either involving more than $50,000 or outside the Ordinary Course of Business;

            (vi) neither Seller has accelerated the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

            (vii) neither Seller has materially changed the manner in which it maintains its books, records or accounts, including the manner in which is accrues for Reserves, Liabilities or other items noted on the Financial Statements;

            (viii) neither Seller has cancelled, compromised, waived, or released any right or claim either involving more than $50,000 or outside the Ordinary Course of Business, except where such cancellation, compromise, waiver or release would not reasonably be expected to have a Material Adverse Effect;

            (ix) neither Seller has experienced any material damage, destruction, or loss with respect to the Acquired Assets or the Businesses, taken as a whole (whether or not covered by insurance);

            (x) neither Seller has entered into any employment contract or collective bargaining agreements or modified the terms of any existing such contract or agreement;

            (xi) neither Seller has granted any increase in the base compensation of any of its directors, officers, or employees outside the Ordinary Course of Business;

            (xii) neither Seller has made any other material change in employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business; and

            (xiii) neither Seller has committed to do any of the foregoing.

      (i)   Reserved.

      (j)   Legal Compliance.     Except as set forth in Schedule 3(j):

            (i) each Seller, with respect to the Businesses, is in substantial compliance with each Law that is applicable to it or to the conduct or operation of such business or the ownership or use of any of the Acquired Assets;

            (ii) to Seller's Knowledge, with respect to the Businesses, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Law, or (B) may give rise to any Liability or obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for any violation, failure, Liability or obligation which would not reasonably be expected to have a Material Adverse Effect;

            (iii) neither Seller has received, at any time since January 1, 1998, any written notice or other written communication from any governmental authority with respect to the Businesses regarding (A) any actual, alleged or potential violation of, or failure to comply with, any Law, or (B) any actual, alleged or potential Liability or obligation on the part of either Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except where such violation, failure to comply, Liability or obligation would not reasonably be expected to have a Material Adverse Effect; and

            (iv) to the Knowledge of Seller, Schedule 3(j)(iv) contains a complete and accurate list of each material governmental authorization that is held by either Seller relating to environmental matters, with respect to the Businesses, or to any of the Acquired Assets. Each governmental authorization required to be listed in Schedule 3(j)(iv) is valid and in full force and effect in all material respects.

      (k)   Tax Matters.

            (i) All federal, state, county and local Tax Returns and Tax reports required to be filed by each Seller prior to the date hereof have been filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed.

            (ii) All federal, state and county and local income and other Taxes, including interest and penalties thereon, required to be paid has been fully paid or if not yet due has been adequately provided for in the form of Reserves as set forth in the Financial Statements. There are no Security Interests on any of the assets of either Seller, with respect to the Businesses, that arose in connection with any failure (or alleged failure) to pay any Tax.

            (iii) All Taxes that each Seller is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authority or other Person, including without limitation, any Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person.

            (iv) Except as set forth in Schedule 3(k)(iv), there exists no proposed Tax assessment against either Seller except as disclosed in the Most Recent Balance Sheet. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any of the Acquired Assets.

            (v) Neither Seller has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

      The representations set forth in this subsection (i) through (v) above shall not apply to the extent the Acquired Assets cannot be made subject to Tax liens and to the extent Buyer cannot be made liable for matters constituting breaches of such representations.

      (l)  Real Property.

            (i) Schedule 3(l)(i) lists and describes briefly all real property that Seller, with respect to the Businesses, owns. With respect to each such parcel of owned real property:

                  (A) Seller has as good and marketable title to the parcel of real property, subject to all matters of record, those matters which a physical inspection of the property would disclose, and except for installments of special assessments not yet delinquent and governmental and other restrictions which do not impair the current use, occupancy, value, or the marketability of title, of the property subject thereto ("Permitted Exceptions");

                  (B) to the Knowledge of either Seller there are no pending, or threatened in writing, Proceedings, including without limitation, condemnation or real estate taxation proceedings, lawsuits or administrative actions, relating to the property or other matters affecting the current use, occupancy, taxation or value thereof;

                  (C) to the Knowledge of either Seller Seller has not granted rights to any Person to possession of the parcel or real property, other than rights of tenants under any leases disclosed in Schedule 3(l)(i) or (ii) who are in possession of space to which they are entitled;

                  (D) to the Knowledge of either Seller there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein; and

                  (E) except as set forth on Schedule 3(l)(i) or (ii), Seller has not granted any written leases, subleases, licenses, concessions, or other agreements granting to any Person or

Persons the right of use, possession or occupancy of the parcel of real property or any portion thereof.

            (ii) Schedule 3(l)(ii) lists and describes briefly all real property leased or subleased to Seller in connection with the Businesses and all leased or subleased properties for the operation of the Acquired Assets. Seller has delivered to Buyer true, correct and complete copies, in all material respects, of the leases and subleases listed in Schedule 3(l)(ii)(as amended to date) in Seller's possession. With respect to each such lease and sublease in Schedule 3(l)(ii):

                  (A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect against Seller;

                  (B) to Seller's Knowledge, the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect against Buyer on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above) upon receipt of consents listed in Schedule 3(d);

                  (C) except as set forth in Schedule 3(l(ii)(C), to Seller's Knowledge, no Person who is a party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default which would cost more than $50,000 to cure, in the aggregate, or permit termination, modification, or acceleration thereunder;

                  (D) to Seller's Knowledge, no Person who is a party to the lease or sublease has repudiated any provision thereof;

                  (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                  (F) with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct in all material respects with respect to the underlying lease; and

                  (G) neither Seller, with respect to the Businesses, has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold, except in connection with Permitted Exceptions.

            (m)   Intellectual Property.

            (i) To Seller's Knowledge, Seller, with respect to the Businesses, owns or has the right to use pursuant to license, sublicense, agreement, permission or otherwise, all Intellectual Property necessary for the operation of the Businesses as presently conducted and presently proposed to be conducted including, without limitation, that certain Patent and Technology

License Agreement, that certain Trade Name License Agreement, that certain Beautyrest Trademark License Agreement, as amended, and that certain Trademark License Agreement, as amended, each originally dated July 13, 1990, between Simmons Company and Simmons.

            (ii)  To the Knowledge of either Seller, except as set forth on
Schedule 3(m)(ii), neither Seller with respect to the Businesses has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of any Person, and to Seller's Knowledge, there is no pending or, to Seller's Knowledge, threatened in writing, Proceeding alleging any such interference, infringement, misappropriation, or violation or challenging the legality, validity, enforceability use or ownership of any of the Intellectual Property of either Seller. To the Knowledge of either Seller, with respect to the Businesses, except as set forth on Schedule 3(m)(ii)(B), no Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, or challenged the legality, validity, enforceability, use or ownership of any material Intellectual Property of either Seller. No item of material Intellectual Property of Seller is subject to any Order.

            (iii) Schedule 3(m)(iii) contains a complete and accurate list of all material licenses, sublicenses, agreements or other permissions with respect to any material Intellectual Property to which either Seller with respect to the Businesses is a party or by which either Seller with respect to the Businesses or its Intellectual Property is bound (as licensee or licensor), except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software with a value of less than $1,000 under which either Seller is the licensee. With respect to each license, sublicense, agreement or permission with respect to the Intellectual Property required to be identified in Schedule 3(m)(iii), to Seller's Knowledge:

                  (A) the license, sublicense, agreement, or permission covering the underlying item of Intellectual Property is legal, valid, binding, enforceable, and in full force and effect;

                  (B) no party to the license, sublicense, agreement, or permission is in material breach or default and no party has repudiated any provision of such license, sublicense, agreement or permission, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, material modification, or acceleration thereunder;

                  (C) with respect to each sublicense, the representations and warranties set forth in subsections (A) and (B) above are true and correct in all material respects with respect to the underlying license;

                  (D) the underlying item of Intellectual Property is not subject to any Order;

                  (E) no Proceeding is pending or, to the Knowledge of either Seller, is threatened in writing which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                  (G) except as set forth on Schedule 3(m)(iii), neither Seller, with respect to the Businesses, has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

            (iv) Schedule 3(m)(iv)(A) sets forth all registrations and applications for registration of trademarks, service marks and collective marks owned by Sellers which constitute a part of the Intellectual Property of each Seller, and Schedule 3(m)(iii) identifies each license, sublicense, agreement, or other permission which Seller has granted to any Person with respect to each such item of Intellectual Property. With respect to each registration or application identified on Schedule 3(m)(iv) ("Marks"), except as set forth on Schedule 3(m)(iv), Seller is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Security Interests.

            (v) Schedule 3(m)(v) identifies each patent which has been issued to either Seller with respect to the Intellectual Property and each pending patent application which Seller has made with respect to any of its Intellectual Property. With respect to each patent or patent application required to be identified on Schedule 3(m)(v) ("Patents"), except as set forth on Schedule 3(m)(v), Seller is the owner of all right, title, and interest in and to each of the Patents, free and clear of all Security Interests.

            (vi) Schedule 3(m)(vi) contains a complete and accurate list of all registrations and applications for registration of copyrights, in both published works and unpublished works, of either Seller included within Intellectual Property. With respect to each registration and application required to be identified on Schedule 3(m)(vi) ("Copyrights"), except as set forth on Schedule 3(m)(vi), Seller is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Security Interests.

            (vii) Schedule 3(m)(vii) identifies each material Software program previously described on Schedule 3(m)(iii), which was specifically created, developed or modified, by any Person specifically for the benefit, use, or on behalf of either Seller with respect to the Businesses. Except as set forth on Schedule 3(m)(vii), Seller, with respect to the Businesses, owns all right, title and interest in and to all source, object and executable code relating to such Software, and no license, sublicense or other right has been granted by either Seller to any Person relating to such Software.

      (n) Year 2000 and Management Information Systems. To the Knowledge of Seller, each Seller has implemented a program to address the "year 2000 problem" (that is, the risk that computer applications may not be able to properly perform date-sensitive functions after December 31, 1999) and has resolved any "year 2000 problem" which would have a Material Adverse Effect. Each Seller has made inquiry of each material vendor regarding its potential

"year 2000 problem" and has made available to Buyer for its review true and correct copies of the vendor responses received from such inquiry. To the Knowledge of Seller, Seller has no information which materially conflicts or contradicts with such vendor responses.

      (o)   Contracts.     Except as described in Schedule 3(o), as of the
date hereof, neither Seller with respect to the Businesses is a party to or bound by (A) any written contract, agreement or commitment which involves or may involve aggregate future payments (whether in payment of a debt, as a result of a guarantee or indemnification, for goods or services or otherwise) by or to Seller of $50,000 or more per annum which is not, by its terms, terminable by Seller without penalty or payment on thirty (30) days notice or less, or (B) any non-competition or secrecy agreement, or any sales representative, partnership, joint venture, joint operating or similar agreement. Schedule 3(o) also lists all of the following contracts to which either Seller, with respect to the Businesses, is a party:

            (i) any written intracompany or intercompany agreement, or any agreement involving any of the Seller's Affiliates;

            (ii) any written plan or arrangement for the benefit of its current or former directors, officers, or employees;

            (iii) any collective bargaining agreement or other contract, agreement or arrangement to or with any labor union or other employee representative of a group of employees;

            (iv) any written agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing several benefits in excess of $50,000 annually;

            (v) any agreement under which it has advanced or loaned any amount to any of its directors, officers, or employees outside the Ordinary Course of Business; and

            (vi) each written amendment, supplement, and modification in respect of any of the foregoing.

Seller has delivered to Buyer a true, correct and complete copy, in all material respects, of each written agreement listed in Schedule 3(o) (as amended to date). With respect to each such agreement and the insurance contracts set forth on Schedule 3(r) below: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) to Seller's Knowledge no party is in breach or default; and (C) to Seller's Knowledge no party has repudiated any provisions of the agreement.

      (p) Accounts Receivable. Schedule 3(p) sets forth a complete and accurate list, in all material respects, of all Accounts Receivable as of the date of the Most Recent Balance Sheet, which list sets forth the aging of such Accounts Receivable.

      (q)   Reserved.

      (r)   Insurance.     Schedule 3(r) sets forth the following information
with respect to
each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Seller has been a party, a named insured, additional insured, loss payee or otherwise the beneficiary of coverage at any time with the past three (3) years in connection with the Stratford Business and/or Simmons Business:

            (i)   the name, address, and telephone number of the agent;

            (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

            (iii) the policy number and the period of coverage;

            (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount of coverage; and

            (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

Schedule 3(r) also describes any self-insurance arrangements affecting Seller, its assets or properties.

      (s)   Litigation.     Except as set forth on Schedule 3(s), there are
no material Proceedings pending or, to the Knowledge of Seller, threatened in writing against either Seller with respect to the Businesses, or involving any of the Acquired Assets or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein in a material manner, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality or Person or any board of arbitration or similar entity. Each Seller has delivered to Buyer copies of all correspondence and other documents relating to each Proceeding listed in Schedule 3(s). Except as set forth in Schedule 3(s), neither Seller, with respect to the Businesses, is subject to any written Order. To the Knowledge of each Seller, no officer, director, agent, or employee of either Seller is subject to any Order that prohibits such officer, director, agent, or employee from engaging in any conduct, activity, or practice relating to the Businesses.

      (t)   Product Warranty.     Except as set forth on Schedule 3(t),
during the past three years with respect to the Stratford Business and since August 14, 1995, with respect to the

Simmons Business, neither Seller has given any other warranty with respect to the products sold by either of the Businesses.

      (u)   Reserved.

      (v)   Employees.

            (i) With respect to the Businesses, there are no unfair labor practice complaints pending or, to the Knowledge of either Seller, threatened in writing against either Seller before the National Labor Relations Board or any similar state or local agency. To Seller's Knowledge, since January 1, 1998, there have been no strikes, slowdowns, work stoppages, pickets, lockouts or, to the Knowledge of either Seller, written threats thereof, by or with respect to any such employees, and, to each Seller's Knowledge, no event has occurred or circumstance exists that could provide the Basis for any of the foregoing, other than matters which would not reasonably be expected to have a Material Adverse Effect. Neither Seller has any Knowledge of any organizational effort presently being made or written threats thereof by or on behalf of any labor union with respect to employees of Seller.

            (ii) Schedule 3(v)(ii), to be attached hereto as Closing, contains a complete and accurate list of the following information for each employee, including each employee on leave of absence or layoff status: (A) name; (B) job title; (C) current compensation paid or payable and any change in compensation since December 31, 1998; (D) sick leave, personal leave, holiday and vacation earned and/or accrued; and (E) service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan.

            (w)   Employee Benefits.

            (i) Schedule 3(w) lists each Employee Benefit Plan that Seller maintains, with respect to the Businesses, or to which either Seller, with respect to the Businesses, or their employees contributes.

            (ii) Except as may be disclosed on Schedule 3(w), none of the Acquired Assets is subject to any lien under Code section 401(a)(29), ERISA 302(f) or Code section 412(n), ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

            (iii) Neither the Seller or any other employer (an "ERISA Affiliate") that is, or was at any time after December 31, 1992, together with the Seller, treated as a "single employer" under section 414(b), 414(c) or 414(m) of the Code, has incurred any liability which could subject Buyer or any of the Acquired Assets to liability under Section 4062, 4063, 4064, or 4069 of ERISA.

            (iv) Neither the Seller nor any ERISA Affiliate, while an ERISA Affiliate, has incurred any withdrawal liability, within the meaning of
Section 4201 of ERISA, or any
contingent withdrawal liability under Section 4204 of ERISA, to any multiemployer pension plan, which liability has not been fully paid as of the date hereof. All contributions which Seller or any ERISA Affiliate are required to have made to any such multiemployer plan have been timely made.

      (x)   Indebtedness.     Schedule 3(x) hereto lists all bank debt of
either Seller, with respect to the Businesses, which is secured by a Security Interest in any of the Acquired Assets.

      (y)   Environment, Health, and Safety.     Except as set forth on
Schedule 3(y):

            (i) to the Knowledge of either Seller, there are no Hazardous Substances present on, under or in the environment at the Facilities, including any Hazardous Substances contained in barrels, above or underground storage tanks, landfills, dumps, equipment (whether moveable or fixed) or other containers, and deposited or located in land, water, sumps, or any other part of the Facilities or adjoining properties or incorporated into any structure therein or thereon which constitute a violation of Environmental Laws which would reasonably be expected to have a material adverse effect with respect to any Facility. To the Knowledge of Seller, neither Seller nor any other Person has permitted or conducted any Hazardous Activity with respect to any of the Facilities, except in material compliance with all applicable Environmental Laws or in such a manner as it is reasonably likely to have a material adverse effect with respect to any Facility. To the Knowledge of Seller, there has been no release or threat of release, of any Hazardous Substance at or from any of the Facilities or adjoining properties or at any other locations where any Hazardous Substances were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by Seller, other than Hazardous Substances which would not reasonably be expected to have a material adverse effect with respect to any Facility.

            (ii) Each Seller has in full force and effect all material environmental permits, licenses, approvals and other authorizations required by each federal, state, county or municipal governmental authority to conduct their operations and Facilities as presently conducted, and are operating in material compliance thereunder, except where the failure to have or comply which such permits, licenses, approvals or other authorization would not have a material adverse effect with respect to any Facility.

            (iii) Each Seller is in material compliance with and is not in violation of any Environmental Law, except for such non-compliance or violation which would not have a material adverse effect with respect to any Facility. There is no Proceeding pending or, to the Knowledge of Seller, threatened in writing alleging any violation of Environmental Law or asserting that Seller has any Environmental Liability with respect to any of the Facilities or one or more of the Businesses. Neither Seller, nor, to the Knowledge of Seller, any Person for whose conduct they are responsible, has received any written Order, notice or other written communication and, to Seller's Knowledge, no such Order, notice or written communication is threatened, from (A) any governmental authority or private citizen acting in the public interest, or (B) the current or prior owner or operator of any of the Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Liabilities with respect to any of the Facilities, or with respect to any property or facility at or to which Hazardous Substances were generated, manufactured, refined, transferred, used, or processed, or from which Hazardous Substances have been transported, treated, stored, handled, transferred, disposed, recycled, or received, by either Seller in connection with one or more of the Businesses; except for any of the foregoing which would not have a material adverse effect on any of the Facilities.

            (iv) There are no pending or, to the Knowledge of either Seller, threatened enforcement, cost recovery or collection proceedings, resulting from any Environmental Liabilities or arising under or pursuant to any Environmental Laws, with respect to or affecting any of the Facilities which would have a material adverse effect on any Facility.

            (v) Seller has delivered to Buyer complete copies of all environmental reports, studies, analyses, tests, or monitoring prepared since January 1, 1996, for or on behalf of either Seller pertaining to Hazardous Substances in, on, or under the real property described on Schedule 3(l)(i) or (ii) the Facilities used or held by either Seller in connection with the Businesses, or concerning compliance by either Seller with Environmental Laws in connection with the Businesses.

            (vi) The representations and warranties contained in this Section and Schedule 3(y) and the bringdown of such representations and warranties to the Closing are the sole and exclusive representations and warranties of either Seller under this Agreement with respect to Environmental Liabilities or environmental matters.

      (z)   Certain Business Relationships With Seller.     Except as set
forth on Schedule 3(z), no Seller Affiliate has ever been involved in any material business arrangement or relationship with either Seller, with respect to the Businesses, within the past twelve (12) months, and no Seller Affiliate owns any material asset, tangible or intangible, which is necessary for the Businesses.

      (aa)    Customers/Vendors.     Schedule 3(aa)(A) sets forth the top
fifteen (15) vendors (based on total dollars purchased in the calendar years 1997 and 1998) of products that are sold by Seller, with respect to the Businesses, as part of its inventory, including the vendor name, address, telephone number, contact person, products and total dollar value of calendar years 1997 and 1998 purchases by Seller from the vendor, and all rebates, discounts, volume or other material incentives given by such vendor to Seller. Schedule 3(aa)(B) sets forth the top twenty-five (25) customers of each Seller (based on total dollars purchased in calendar year 1998), including the customer name, dollar volume purchased by the customer from such Seller in calendar year 1998, and a description of any rebates, volume discounts, or other material incentives provided by Seller to each such customer. Except as set forth in Schedule 3(aa)(A) and

3(aa)(B), there are no other rebates, discounts or other material incentives received by Seller from such vendors or given by Seller, with respect to its Businesses or its customers.

      (ab)  Certain Payments.     Since January 1, 1997, neither Seller, with
respect to the Businesses, or to any Seller's Knowledge, any other Person associated with or acting for or on behalf of either Seller, has directly or indirectly: (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any Seller Affiliate, or (D) in violation of any Law; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of Seller, with respect to the Businesses.

      4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.

      (a)   Organization of Buyer.

            (i) Each Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is now or on the Closing Date will be qualified to do business and in good standing in each state in which it is necessary for such entity to be qualified to conduct business in connection with such entity's acquisition of any Acquired Asset or assumption of any Assumed Liability, except to the extent that the failure to so qualify and be in good standing would not reasonably be expected to have a material adverse effect on Buyer taken as a whole.

      (b)   Authorization of Transaction.

            Each Buyer has full power and authority (including full organizational power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. All necessary company action on the part of each Buyer has been taken to authorize and approve the execution and delivery of this Agreement and performance thereof by each Buyer. This Agreement constitutes the valid and legally binding obligation of each Buyer, enforceable against each Buyer in accordance with its terms and conditions, subject only to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such approval of regulatory agencies as may be required by statute or regulation as described on Section 4(d).

      (c)   Non-contravention.

            Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any Law, Order or other restriction of any government, governmental agency, or court to which any Buyer is subject or any provision of its articles of organization or operating agreement, the violation of which would have a material adverse effect on any Buyer, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Buyer is a party or by which it is bound or to which any of its assets is subject, which conflict, breach, default, modification or acceleration would have a material adverse effect on Buyer taken as a whole.

      (d)   Consents and Approvals.     Except as described on Schedule 4(d)
hereto, no prior consent, approval or authorization of, or declaration, filing or registration with any Person, is required of or by any Buyer entity in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except to the extent such consent, approval, authorization, declaration filing or registration would not reasonably be expected to have a material adverse effect on Buyer taken as a whole.

      (e)   Brokers' Fees.     Except as set forth on Schedule 4(e), no Buyer
entity has or will have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (f)   Financial Statements.   Attached hereto as Schedule 4(f) are the
following financial statements (collectively, the "Buyer Financial Statements"): (i) a draft of an audited balance sheet and statement of income, as of and for the fiscal year ended December 31, 1998 (the "Buyer Most Recent Fiscal Year End"), for Vanguard, to be followed by the final report, which shall be consistent with the draft, in all material respects, and (ii) unaudited balance sheet and statement of income as of and for the four (4) months ended April 30, 1999 (the "Most Recent Financial Statements") for Vanguard. The Buyer Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition, as of such dates and the results of operations for such period of Vanguard (in the case of unaudited statements, subject to normal year-end audit adjustments and the absence of complete footnotes), and are consistent with the books and records of Vanguard (which books and records are true, correct and complete in all material respects).

            5.    PRE-CLOSING COVENANTS.     The Parties agree as follows
with respect to the period between the execution of this Agreement and the Closing.

      (a)   General.     Each of the Parties will use its good faith and
commercially reasonable efforts to expeditiously take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below). Each entity which shall acquire any of the Acquired Assets or which shall assume any of the Assumed Liabilities at Closing, shall, prior to Closing, execute and deliver to Seller a document reasonably satisfactory to Seller ratifying this Agreement.

      (b)   Consents.     Seller will use its commercially reasonable efforts
to expeditiously obtain the third party consents, give the notices to or make the filings disclosed in Schedule 5(b)(1) with respect to the Sellers hereto. Buyer will use its commercially reasonable efforts to expeditiously obtain the third party consents, give the notices to or make the filings disclosed in Schedule 5(b)(2) with respect to the Buyer hereto. The Parties agree that to the fullest extent permitted by law, Buyer will waive any time periods specified in any current environmental disclosure law applicable to the transactions contemplated in this Agreement.

      (c)   Operation of Business.     Seller will not engage in any
practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller shall not reduce the accrued liabilities set forth in Schedule 5(c) except for direct costs related to the applicable Liability and actually incurred by Seller after January 31, 1999, in the Ordinary Course of Business.

      (d)   Reserved.

      (e)   Full Access.     Upon reasonable written notice, Seller will
permit representatives of Buyer to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to such premises, properties, personnel, books, records, contracts, and documents of Seller relating to the Businesses; provided, however, Buyer shall not perform any invasive or so-called Phase II testing of the Facilities without Seller's prior consent (which consent may be granted in Seller's sole discretion). Buyer hereby indemnifies and agrees to defend and hold Seller harmless from any Adverse Consequences arising from Buyer's access; provided, however, Buyer shall have no obligation to indemnify, defend or hold harmless Seller under this Section with respect to Buyer's discovery or release (unless such release is caused by Buyer's negligence) of any preexisting Hazardous Substance or any violation of Environmental Law or any Environmental Liability that may result to Seller from Buyer's investigation of the Facilities and the Businesses and the discovery or release (unless such release is caused by Buyer's negligence) of any pre-existing Hazardous Substance or violation of Environmental Law.

      (f)   Notice of Developments.     Each Party will give prompt written
notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and
Section 4 above.

      (g)   Exclusivity.     After the date hereof and prior to the Closing,
Seller, with respect to the Businesses, will not, directly or indirectly, through any representative or otherwise (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of either Seller, or Stratford Business or Simmons Business (including any acquisition structured as a merger, consolidation, or share exchange), or (ii) participate in any negotiations regarding, furnish any information with respect to, assist or participate in any effort or attempt by any Person to do or seek any of the foregoing. Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

      (h)   Title Insurance and Surveys.     Buyer will use its good faith
and commercially reasonable efforts to obtain the following title insurance commitments, policies and riders and surveys in preparation for the Closing:

            (i) with respect to each parcel of Realty that Seller owns, a title commitment to issue at Closing an ALTA Owner's Policy of Title Insurance Form B-1987 (or equivalent policy reasonably acceptable to Buyer if the Realty is located in a state in which an ALTA Owner's Policy of Title Insurance Form B-1987 is not available) issued by a title insurer reasonably satisfactory to Buyer (and, if requested by Buyer reinsured in whole or in part by one or more insurance companies and pursuant to a direct access agreement reasonably acceptable to Buyer), in such amount as Buyer reasonably may determine to be the fair market value of such Realty (including all improvements located thereon), insuring title to such Realty to be in Buyer as of the Closing, subject only to the following: Permitted Exceptions and such other matters which, in Buyer's reasonable opinion, do not materially impair the title, marketability, use or occupancy of the property for Buyer's intended purposes; and

            (ii) with respect to each parcel of Realty constituting the Plants that Seller leases or subleases, a leasehold title insurance commitment in form and substance reasonably satisfactory to Buyer subject only to Permitted Exceptions; and

            (iii) with respect to each parcel of Realty, surveys which Buyer reasonably determines to be necessary.

      (i)   Environmental and Engineering Investigations.   Buyer shall
obtain such other inspections and assessments of the physical/structural conditions of the Realty as Buyer deems reasonably appropriate.

      (j)   Supplemental Schedules.     Not earlier than ten (10) and not
less than five (5) days before the date scheduled for Closing, Seller shall correct and supplement in writing any information furnished on the Disclosure Schedules that, to Seller's Knowledge is incorrect or incomplete, and shall promptly furnish such corrected and supplemental information to Buyer, so that such information shall be correct and complete in all material respects at the time such updated information is so provided. Thereafter, prior to the Closing, Seller shall notify Buyer in writing of any changes or supplements to the updated information needed, to the Knowledge of Seller, to make such information correct and complete in all material respects at all times to the Closing. It is agreed that the furnishing of such corrected and supplemented information, in and of itself, shall not create any presumption that such information constitutes or evidences the existence of any breach or violation by Seller of any provision of this Agreement. Notwithstanding any other provision of this Agreement, if the Closing occurs, any such supplement or amendment of any Schedules will be effective to cure and correct for all purposes any breach of any representation, warranty or covenant, as well as to extinguish Buyer's right to seek indemnification pursuant to Section 8, which would have existed by reason of Seller's failure to have made such supplement or amendment.

      6.    CONDITIONS TO OBLIGATION TO CLOSE.

      (a)   Conditions to Obligation of the Buyer.     The obligation of
Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date and Seller shall deliver a certificate executed by an officer to such effect in the form of Exhibit N;

            (ii) Seller shall have performed and complied with all of its covenants and obligations hereunder in all material respects through the Closing and Seller shall deliver a certificate executed by an officer to such effect in the form of Exhibit N;

            (iii) Seller shall have procured all of the third party consents disclosed in Section 5(b)(i) hereto;

            (iv) Buyer shall have obtained all of the title insurance commitments, policies and riders in form and substance as specified in
Section 5(h), and if surveys pursuant to Section 5(h) are completed by Closing, such surveys shall not disclose matters which, in the reasonable opinion of the Buyer, materially impairs the title, marketability, use of occupancy of the property for Buyer's intended purposes.

            (v) no Proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable Order would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of Buyer to own the Acquired Assets, assume the Assumed Liabilities or to operate the former Businesses as operated on the date hereof;

            (vi) Buyer shall have received from counsel to Seller an opinion in form and substance as set forth in Exhibit I attached hereto, addressed to Buyer, and dated as of the Closing Date;

            (vii) the Seller shall have entered into the Escrow Agreement;

            (viii) Futorian shall have entered into a sublease with Heath Home with respect to the High Point, North Carolina showroom in the form of Exhibit E-5 and with respect to the Lake Shore Drive, Chicago Showroom in the form of Exhibit E-5.1(the "Sublease Agreements");

            (ix) no Material Adverse Effect has occurred from February 28, 1999, through the Closing Date; and

The foregoing conditions are solely for the benefit of Buyer. If any of these conditions are not satisfied in all material respects on or before Closing Date, Buyer shall have the right to (A) waive any condition specified in this Section 6(a) if it executes a writing in the form of Exhibit M at or prior to the Closing identifying the specific condition to be waived, or (B) terminate this Agreement without further obligation so long as Buyer is not in material default or breach hereunder.

      (b) Conditions to Obligation of the Seller.     The obligation of
Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects through the Closing and Buyer shall deliver a certificate executed by an officer to such effect in the form of Exhibit N;

            (ii) Buyer shall have performed and complied with all of its covenants and obligations hereunder in all material respects through the Closing and Buyer shall deliver a certificate executed by an officer to such effect in the form of Exhibit N;

            (iii) no Proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable Order would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated in this Agreement to be rescinded following consummation, or (C) affect adversely the right of Seller to convey the Acquired Assets, the Assumed Liabilities or to operate the Stratford Business or Simmons Business through the Closing Date as operated on the date hereof;

            (iv) Seller shall have received from counsel to Buyer an opinion in form and substance as set forth on Exhibit J attached hereto, addressed to Seller, and dates as of the Closing Date;

            (v) Buyer shall have entered into the Escrow Agreement with Seller;

            (vi) Heath Home shall have entered into the Sublease Agreements with Futorian;

            (vii) Each of Donald G. Griffin, Kenneth A. Hendricks and Karl W. Leo shall have executed and delivered to Seller a Limited Personal Guaranty in the form attached hereto as Exhibit K;

            (viii) no material adverse effect with respect to Buyer shall have occurred from February 28, 1999 through the Closing Date;

            (ix) Buyer shall have obtained the consents listed in Schedule 5(b)(2); and

            (x) Buyer shall have entered into the License Agreement with respect to the Futorian name in the form attached as Exhibit G.

The foregoing conditions are solely for the benefit of Seller. If any of these conditions are not satisfied in all material respects on or before Closing Date, Seller shall have the right to (A) waive any condition specified in this Section 6(b) if it executes a writing in the form of Exhibit M at or prior to the Closing identifying the specific condition to be waived, or (B) terminate this Agreement without further obligation so long as Seller is not in material default or breach hereunder.

      7.    POST-CLOSING COVENANTS.     The Parties agree as follows with
respect to the period following the Closing Date:

      (a)   Further Assurances.     In case at any time at or after the
Closing any further action is necessary or reasonably requested to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as necessary, all at the sole cost and expense of the requesting Party. Buyer acknowledges and agrees that from and after the Closing, Seller will be entitled to a copy of all documents, books, records, agreements, and financial data of any sort relating to the Businesses at Seller's sole cost and expense. Seller shall execute such quit-claim deeds to the Realty as Buyer may reasonably request and deliver within 6 months after closing.

      (b)   Litigation Support.     In the event and for so long as any Party
actively is contesting or defending against any Proceeding, investigation or charge in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller (other than an alleged breach of this Agreement), each of the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make reasonably available its personnel to the extent such participation does not have a material adverse effect on the business of such Party or is otherwise materially disruptive, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party. To the extent that Seller is a party to any Proceeding with respect to any of the Contracts to be transferred to Buyer as Acquired Assets hereunder, each Seller shall take such reasonable action and/or make such motion or other request as may be reasonably requested by Buyer, provided that Buyer shall indemnify Seller from and against the entirety of any Adverse Consequences arising by reason of Seller's performance of such action, motion or request.

      (c)   Transition.     Neither Seller will take any action that is
intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Buyer after the Closing Date as it maintained with either Seller prior to the Closing Date. Each Seller will refer all customer inquiries relating to the Businesses to Buyer from and after the Closing.

      (d)   Further Assurances Regarding Non-Assignable Assets.     To the
extent that any of the Acquired Assets are not assignable by Seller to Buyer, whether by the terms of any applicable agreement or under applicable Law ("Non-Assignable Assets"), Seller shall from time to time execute and deliver to Buyer such other instruments of conveyance and transfer, and take such other actions, including but not limited to the payment over to Buyer of any consideration received by Seller in connection with any leases, maintenance agreements, or other contracts, as amended, constituting the Non-Assignable Assets, which by their terms require payment to Seller, as may be necessary to effectively convey, transfer and vest in Buyer all benefits and burdens associated with the Non-Assignable Assets and to otherwise fulfill the terms and conditions of this Agreement.

      (e)   Employees of Seller.

            (i) Employment. Effective as of the Closing Date, Seller shall terminate the employment of all employees of Seller who are then employed in the Businesses (the "Designated Employees"). Effective as of the Closing Date, Buyer shall offer employment to those Designated Employees it chooses to hire. All Designated Employees who accept Buyer's offer of employment are herein referred to as the "Transferred Employees." Buyer's employment of the Transferred Employees shall be at the same salary or wage level as applicable to the Transferred Employees immediately before the Closing and on terms and conditions that are substantially similar to those applicable to the Transferred Employees immediately before the Closing. Each Transferred Employee shall receive credit for all service performed for Seller by such Transferred Employee prior to Closing under employee benefit plans of the applicable Buyer (for which such Transferred Employees otherwise become eligible) for purposes of eligibility to participate, vesting and any other purpose required by law as if it had been performed for the Buyer or its affiliates. The written communication letter given by Seller to its employees regarding termination shall be subject to Buyer's reasonable review and comment.

            (ii) WARN Act. Neither Seller shall have any liability under the U.S. Workers Adjustment and Retraining Notification Act, or any similar state or local law, with respect to any

Designated Employee on account of the termination of that Designated Employee's employment by the Buyer on or after the Closing Date (and Buyer will indemnify and hold such parties harmless from such liabilities). Buyer represents and warrants that it will offer employment to a sufficient number of the Designated Employees so that no WARN Act liability is triggered as a result of this transaction (and Buyer will indemnify and hold such parties harmless from such liabilities).

            (iii) Seller's Employee Benefit Plans. Effective as of the Closing Date, except as required by applicable law or relevant contract, participation by Designated Employees in any employee benefit plan maintained by Seller or any Affiliate of Seller shall cease. No benefits under any such plan shall accrue on account of service performed after the Closing Date.

            (iv) Workers' Compensation, General Liability and Other Insurance. Effective as of the Closing Date, the insurance policies currently maintained by Seller that are provided by an Affiliate or a third party, including in respect of workers compensation and general liability coverage, will terminate with respect to events occurring after the Closing Date. To the extent such insurance policies by their terms specifically provide coverage for claims arising after the Closing Date for events occurring prior to the Closing Date, Seller agrees not to terminate such coverage; provided, however, Seller shall not be obligated to pay additional premiums to maintain such coverage or to renew such insurance policies at the expiration of the then current term or to purchase tail coverage.

            (v)   401(k) Plan.

                  (A) Participation. Effective as of the Closing Date, all Designated Employees shall cease participation in the Seller's 401(k) Plan ("401(k) Plan"). As soon as reasonably practicable following the Closing, the Buyer shall designate, or establish, a savings plan, qualified under Sections 401(a) and 401(k) of the Code, and a trust thereunder that is exempt from tax under Section 501(a) of the Code (collectively, "Buyer's 401(k) Plan"), and shall allow all Transferred Employees then employed by Buyer or its Affiliates and previously eligible to participate in the Seller's 401(k) Plans to participate in Buyer's 401(k) Plan on the same terms and conditions as apply to other similarly situated employees of Buyer, with service credit as described in paragraph (i) above.

                  (B) 401(k) Distribution. To the extent permitted by law, as soon as practicable after the Closing Date, Seller shall cause Seller's 401(k) Plans to distribute or make available for distribution the account balance of each Designated Employee thereunder and the Buyer shall cause the Buyer's 401(k) Plan to accept as a rollover contribution or a trustee-to-trustee transfer any such distribution which any Transferred Employee directs thereto.

                  (C) Effect of Transfer - Indemnification. Upon the transfer or rollover of Transferred Employees' account balances from the Seller's 401(k) Plans to the Buyer's 401(k) Plan, the Buyer shall indemnify and hold harmless Seller's 401(k) Plans, as well as their respective affiliates, directors, officers, employees, agents and fiduciaries, from and against all losses, liabilities and expenses, including reasonable expenses and fees of counsel, attributable to the actual account balances transferred to Buyer's 401(k) Plan.

                  (D) Health Insurance. Effective as of the Closing Date, the Buyer shall establish a new group health insurance plan or plans, or designate a pre-existing group health insurance plan or plans ("Buyer's Medical Plan") that will provide coverage to all Transferred Employees and their dependents currently eligible under a group health insurance plan maintained by Seller or an Affiliate on similar terms and conditions (other than those relating to pre-existing conditions) as those provided under the applicable group health plan of Seller or an Affiliate immediately before Closing. The Buyer's Medical Plan shall comply with all applicable laws and regulations, including with respect to preexisting conditions of any Transferred Employees. Any amount paid by Transferred Employees or their dependents for the current plan year for medical expense that are treated as a deductible or co-insurance payment under the Seller's medical plans shall reduce the amount of any deductible or co-insurance required to be made for a similar period under Buyer's Medical Plan.

      (f)   Seller's Access to Books and Records.     As soon as practicable
following the Closing, but in no event later than sixty (60) days after the close of Seller's tax year, Buyer shall provide Seller and its accountants information and reasonable access to such information, data, books and records of the Businesses or the Acquired Assets (and provide copies thereof at Seller's expense) as Seller may reasonably request, in order to enable Seller and its Affiliates to complete and file all federal, state, and local Tax Returns, schedules and other documents that may be required to be filed by it and to otherwise enable Seller and its Affiliates to satisfy its internal accounting, Tax and other requirements with respect to the Acquired Assets and the operation of the Businesses, all such information, data, books and records being with respect only to those periods prior to the Closing Date.

      (g) Restrictions on Certain Acts of Seller. From the Closing Date until one (1) year from the Closing Date (the "Restriction Period"), Futorian shall not

            (A) apply any of its cash, property or assets to, or set apart any cash, property or assets for, the purchase, redemption or retirement of, or make any distribution, by reduction of capital, in respect of any of its shares of capital stock, whether now or hereafter outstanding; (B) declare or pay, or set apart any cash or assets for the payment of any dividend on any class or classes of stock, except for items (A) and (B) in an amount not to exceed in the accumulated aggregate the net income of Futorian for the period from the Closing Date to the date of such application, declaration or payment, determined on a consolidated basis in accordance with GAAP; (C) enter into any transaction, including without limitation the purchase, lease, sale or exchange of property or the receipt of any service from any Affiliate, for value in excess of the fair market value in the Ordinary Course of business pursuant to terms that are no less favorable to Futorian than the terms upon which such transfers or transactions would have been made had such transfers or transactions been made to or with a Person that is not an Affiliate; or (D) transfer substantially all of the assets or capital stock of Futorian, unless the purchaser thereof agrees to assume the indemnification obligations of Seller hereunder without qualification, condition, restriction or limitation.

      (h) Name Change. Within thirty (30) days after the Closing, Simmons shall take all actions necessary, including, but not limited to, amending its Articles of Incorporation, to change its name to preclude the use of the word "Simmons."

      (i)   Environmental Reimbursement.    Seller agrees to reimburse Buyer
for the first $50,000 and fifty percent (50%) of the next $200,000 (such that Seller's maximum reimbursement obligation is $150,000) of out-of-pocket costs and expenses Buyer reasonably incurs in the first twenty-four (24) months from and after the Closing Date to investigate, test, report and/or remediate (including related restoration work) those items identified as findings in ERM's environmental reports for the Facilities dated May 8, 1999, and Jada R. Leo's Site Inspection Reports dated May 13, 1999 and any other environmental conditions discovered in connection with investigating or testing or remediation with respect to the foregoing items, which a reputable environmental consultant recommends investigation, testing, reporting and/or remediation (including related restoration work) is required pursuant to applicable Environmental Laws or in accordance with good commercial practice given the industrial use of the Facilities. Buyer agrees to use its good faith effort to minimize its costs and expenses for which reimbursement is due to the extent practicable by conducting such activities in a commercially reasonable manner. In no event shall Seller's obligation to reimburse Buyer apply to costs incurred or claims made beyond twenty-four (24) months after the Closing Date. Seller shall have no obligation to reimburse Buyer for costs and expenses for which Seller's request for reimbursement does not reasonably describe the basis for incurring such costs and expense and contain appropriate documentation reasonably documenting the costs and expenses incurred by Buyer. Seller consents to permit ERM to assist Buyer as a consultant and contractor; provided however, both parties agree not to use ERM as a consulting expert in connection with any dispute which arises under this Agreement, but provided further that nothing would prohibit ERM from testifying in such a proceeding. Nothing contained herein shall limit or expand Seller's indemnity obligations under Section 8, the reimbursement contained herein shall be in addition to Buyer's rights under Section 8, and any reimbursement paid by Seller to Buyer hereunder shall not be credited against or otherwise reduce the maximum aggregate indemnity obligations of Seller in Section 8 nor shall such reimbursement apply to the Threshold pursuant to Section 8. Any proper request for reimbursement shall be paid within twenty (20) business days of receipt and past due invoices shall bear interest at the Applicable Rate.

      (j) Option to Purchase to Guntown Plant. Seller hereby grants Buyer an Option to purchase Seller's interest in the Guntown Plant and in the Realty in Lee County including any applicable lease and Seller's rights thereunder (together "Guntown Realty") and all other claims or choses in action of Seller (other than for environmental Liabilities and matters) to the extent related to the Guntown Realty (together "Guntown Property") on the following terms and conditions:

            (i) Buyer shall notify Seller in writing at least 10 days in advance of closing of the purchase of the Guntown Property ("Guntown Closing") of Buyer's agreement to purchase the Guntown Property;

            (ii) The Guntown Closing shall occur no later than 120 days after Closing under this Agreement;

            (iii) By the date of the Guntown Closing, Buyer shall provide Seller with either a consent by Lee County in form of the Consent to Assignment and Assumption attached hereto as Exhibit 7.(l) ("Guntown Consent"); or Buyer shall indemnify, defend and hold harmless Seller from liability relating to the Guntown Realty and the sale of it to Buyer, whether arising prior to or after the date hereof including, without limitation, liability relating to the environmental condition of the Guntown Property, liability relating to repairs and improvements to the Guntown Plant, liability under the lease for the Guntown Realty by Seller as tenant, and liability under the sublease of the Guntown Realty by Seller as sublandlord, but specifically excluding liability for environmental conditions specifically disclosed by Seller in ERM's Phase I Environmental Site Assessment Report, dated May 8, 1999 and subsequent letters dated May 13 & 26, 1999. All such indemnities shall be treated as indemnifications under
Section 8(c) of the Agreement, and shall be performed in accordance with the protocol for indemnification set forth in Section 8 of this Agreement ("Guntown Indemnity") and Buyer as a material inducement to Seller to enter into this Option hereby releases Seller, and it affiliates, officers and directors and waives any claim or cause of action, known and unknown, foreseen and unforeseen, which exists or may arise in the future, or which it otherwise might assert, including without limitation under the common law or federal or state securities laws, trade regulation laws, Environmental Laws (including CERCLA and other statutes now or hereafter in effect) or other Laws with respect to the Guntown Property, by reason of this Option and/or Agreement, the events giving rise to this Option and/or Agreement and the transactions provided herein or contemplated hereby or thereby, except for
(i) claims or causes of action brought under and subject to the terms and conditions of this Option and/or Agreement, (ii) injunctive or other equitable relief (other than with respect to environmental matters), or (iii) claims arising out of or related to fraud;

            (iv) Buyer shall not be in default of any material obligation of this Agreement;

            (v) All costs, expenses, and income related to the Guntown Property shall be pro rated between Buyer and Seller on a per diem basis as of the day of the Guntown Closing;

            (vi) Seller makes no representation or warranty relating to the Guntown Property including, without limitation, as to its title, physical condition, value, or economic viability, and sells it "as-is" "where-is", except that Seller shall not grant any encumbrances against the Guntown Property which are not in existence on the date hereof;

            (vii) Seller shall not obtain from any third parties any consents or approvals to the transfer of the Guntown Property but shall assist Buyer in good faith at Buyer's expense;

            (viii) Seller shall transfer the Guntown Property by deed, bill of sale, and assignment and assumption of leases in form and substance similar to those used in the Closing of the other Realty in Mississippi;

            (ix) Buyer may not assign its rights under this option without Seller's consent which shall not be unreasonably withheld; Buyer shall designate which Buyer shall be the purchaser;

            (x) On or before the date of the Guntown Closing, Buyer shall pay Seller $1,000,000 in immediately available federal funds by wire transfer as the purchase price for the Guntown Property; and,

            (xi) Buyer shall be responsible at its sole cost for all filing and recording costs, all transfer or document stamps or taxes, relating to Seller's transfer to Buyer of the Guntown Property.

      (k) Okolona Water Tower Removal. As a condition to the assignment of a Realty Lease, the City of Okolona has required Seller to remove the existing water tower from the Okolona Plant ("Removal"). Seller shall complete the Removal at its costs. Buyer agrees to permit Seller, its agents, employees and contractors, the right of temporary access, use and occupancy necessary and appropriate for the Removal, subject to Buyer's prior timely reasonable approval of the Seller's plan for removal, the contractor, the insurance, and the contractor's insurance, including without limitation, to apply appropriate safety measures and to not unreasonably disrupt the business conducted at the Okolona Plant. Buyer agrees to cooperate with Seller in its performance of the Removal. Seller agrees (i) to notify Buyer prior to performing the Removal, (ii) to the extent caused by the Removal, to repair any damage with materials or improvements similar to those being repaired, and (iii) to the extent arising from the performance of Removal, to indemnify Buyer from Adverse Consequences in accordance with the protocol for indemnification under Section 8 of this Agreement, provided, however, if Buyer reasonably and timely withholds its approval to the Removal plan, procedures, contractor, or insurance, Seller's indemnification shall be without limitation as to Seller's maximum aggregate liability and any indemnification costs incurred by Seller shall not be credited against or otherwise reduce Seller's maximum aggregate indemnification liability under
Section 8(b)(ii).

      (l) Okolona Title Issues. The survey obtained by the Buyer of the Okolona Plant ("Okolona Survey") has revealed three public roads located on the leased property (including inside the building improvements) ("Encroaching Roads"). The Okolona Survey also indicates a portion of the building and adjacent access road and related real property ("Offsite Improvements") are located on other property. At Seller's sole expense, Seller agrees to use its good faith expedient efforts (including either prosecution of a quiet title action or petition of the

City of Okolona) to arrange closure or abandonment of the Encroaching Roads or vesting of title in the relevant Okolona Plant landlord. Further, at Seller's sole expense, Seller agrees to use its good faith expedient efforts (including either prosecuting an adverse possession/quiet title lawsuit and/or petition of the City of Okolona for a quit claim deed) to vest title to the Offsite Improvements in Simmons Acq. and the relevant Okolona Plant landlord. Seller shall indemnify Buyer from any Adverse Consequences arising out of or related to the Encroaching Roads and the Offsite Improvements, in accordance with the protocol for indemnification under Section 8 of the Agreement

      (m) Additional Insured Status. To the extent requested by Buyer during period of thirty (30) days after Closing, Seller shall use its good faith efforts to cause its insurer to name Buyer as additional insured with respect to any of the Seller Insurance Policies as designated by Buyer.

      (n) Hired Employees. Buyer shall deliver Exhibit B to Seller within three (3) days after closing.

      (o) Consignment Agreements. Within seven (7) days of closing, Seller shall (a) send the notification required pursuant to Section 12 of each of the consignment contracts with McRaes and Wickes (together "Consignment Contracts") and, to the extent permitted therein, elect to receive payment for the consigned inventory; and (b) assign to Buyer its rights and obligations under each of the Consignment Contracts.

      (p) Satisfaction of Conditions to Paoli Consent. Within sixty (60) days of Closing and at Seller's expense, Seller shall satisfy any material condition to the landlord issuing its consent to assign the Paoli Realty Lease, including ditch clearance work.

      8.    INDEMNITY MATTERS.

      (a)   Indemnity by Seller.     Subject to the terms and conditions of
this Section 8, Seller hereby agrees, jointly and severally, to indemnify, defend and hold Buyer harmless from and against any and all Adverse Consequences suffered or incurred by Buyer resulting from:

            (i) a misrepresentation or breach of any representation, warranty or covenant made by Seller in this Agreement; provided with respect to any misrepresentation of Section 3(y) subject to Seller's indemnity, any Adverse Consequences must arise from a Third Party Claim; or

            (ii)  any Excluded Liability; or

            (iii) any Liability of Seller that is asserted against Buyer on account of the failure of Seller to comply with any applicable bulk transfer law.

The indemnification obligations of Seller under this Section 8(a) may be offset by Buyer against the Post-Closing Escrow Fund in accordance with the terms of the Escrow Agreement.

      (b)   Limitations on Seller's Indemnity Obligations.

            (i) Seller shall have no obligation to indemnify Buyer for (A) any matters described in Sections 8(a)(i) and (ii) herein as to which Seller has not received written notice of a claim for indemnification within twenty-four (24) months after the Closing Date, and (B) for any matters described in Section 8(a)(iii) herein as to which Seller has not received written notice of a claim for indemnification within twelve (12) months after the Closing Date; provided, however, that the time limitations set forth in this Section 8(b)(i), shall not apply with respect to any matter (x) which Seller has agreed to indemnify Buyer and for which a claim has been made under Section 8(a) and for which Seller has recovered insurance proceeds under the Seller Insurance Policies, or (y) which is a material matter required to be disclosed in the Disclosure Schedule and which Seller has intentionally and fraudulently withheld from Buyer. In the event any claim is made pursuant to clause (x) of this Section 8(b)(i), Buyer shall promptly reimburse all of Seller's direct and indirect expenses, in connection therewith, including but not limited to, attorney's fees, deductibles, self-insured retentions and insurance premium increases under the Seller Insurance Policies and Seller shall not be liable to Buyer to the extent of any coverage shortfall or other limitation.

            (ii) Seller shall have no obligation to indemnify Buyer pursuant to Section 8(a) unless, until and then only to the extent that the aggregate amount of all such Adverse Consequences exceeds Twenty-Five Thousand Dollars ($25,000) (the "Threshold"), whereupon Buyer may claim indemnification only for the Adverse Consequences or portion thereof which exceeds the Threshold. The aggregate indemnification liability of Seller pursuant to Section 8(a) hereunder shall in no event exceed Three Million Dollars ($3,000,000) ("Cap"), excluding actual recovery of any insurance proceeds (with all rights of subrogation and recovery by insurance companies, against Seller limited, in aggregate, to such $3,000,000 maximum) under applicable Seller Insurance Policies; provided, however, the Cap shall not apply with respect to any claim regarding a material matter required to be disclosed on the Disclosure Schedule and which Seller has intentionally and fraudulently withheld from Buyer.

      Seller shall use its commercially reasonable efforts (including if necessary in Seller's reasonable discretion assigning Seller's rights and designating Buyer as named or additional insured) to obtain for Buyer any actual recovery of insurance proceeds under Seller's Insurance Policies with respect to matters for which Buyer is indemnified under Section 8(a). Buyer shall promptly reimburse all of Seller's expenses to provide Buyer with the benefits of any actual insurance recovery, including, but not limited to, reasonable attorney's fees, deductibles, self-insured retentions, premium increases and Seller shall have no liability for any shortfall or other coverage limitations.

      (c)   Indemnity of Buyer.     Subject to the terms and conditions of
this Section 8, each Buyer hereby agrees to jointly and severally indemnify, defend and hold Seller harmless from and against any and all Adverse Consequences suffered or incurred by Seller resulting from:

            (i) any misrepresentation or breach of any representation, warranty or covenant of Buyer contained in this Agreement;

            (ii)  any Assumed Liabilities; or

            (iii) any assignment of leases for Realty for which Landlord claims a remedy from Seller and for which Buyer has obtained the consent.

      (d)   Limitations on Buyer's Indemnity.     Buyer shall have no
obligation to indemnify Seller for any matters described in Sections 8(c) herein as to which Buyer has not received written notice of a claim for indemnification within twenty-four (24) months after the Closing Date

      (e) Adverse Consequences. The amount of any Adverse Consequences recovered under this Section 8 shall be (i) net of any amounts recoverable by the Indemnified Party (defined below) for such Adverse Consequences pursuant to any indemnification agreement with any third party, (ii) net of any amounts recoverable by the Indemnified Party for such Adverse Consequences pursuant to any insurance policies with respect to such damage and (iii) offset to the extent of any net tax benefit realized by the Indemnified Party arising from the payment of such Adverse Consequences including the effect of receiving any recovery under this Section 8, except with respect to matters of fraud pursuant to Section 8(b)(i)(y).

      (f)   Matters Involving Third Parties.

            (i) If any Person other than a Party or an Affiliate of a Party or successor thereto shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by such delay.

            (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen
(15) days after the Indemnified Party has given notice of the Third Party Claim, that the Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from or caused by the Third Party

Claim, and (B) the Indemnifying Party conducts the defense of the Third Party Claim with reasonable diligence.

            (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(e)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

            (iv) In the event any of the conditions in Section 8(e)(ii) above is or becomes unsatisfied, however, and provided written notice of such is provided to the Indemnifying Party (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

      (g)   Exclusive Remedies.     The indemnification provided in this
Section 8 shall be the sole and exclusive remedy after the Closing Date for monetary damages available to any Party hereto for breach of any of the terms, conditions, representations or warranties contained herein; provided however, that with respect only to Seller's obligation for environmental reimbursement under Section 7(i), nothing in this Section 8(g) shall limit or expand Seller's indemnity obligations under Section 8, the environmental reimbursement contained in Section 7(i) shall be in addition to Buyer's rights under Section 8, and any reimbursement paid by Seller to Buyer under
Section 7(i) shall not be credited against or reduce the maximum aggregate indemnity obligations of Seller in Section 8 nor shall such reimbursement apply to the Threshold pursuant to Section 8; provided further that with respect to the post-closing purchase price adjustment in Section 2(g) and the exercise of the Guntown option in Section (j)(i), nothing in this Section 8(g) shall limit or expand Seller's or Buyer's obligations as set forth in such sections. As between the Parties hereto, the rights and obligations with respect to this Agreement will be the exclusive rights and obligations with respect to this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby. Without limiting the generality or effect of the foregoing, as a material inducement to the other Parties hereto entering into this Agreement, each of the Parties to this Agreement hereby releases the other and its respective Affiliates, officer, and directors from, and waives any claim or cause of action, known and unknown, foreseen and unforeseen, which exists or may arise in the future, or which it otherwise might assert, including without limitation under the common law or federal or state securities laws, trade regulation laws, Environmental Laws (including CERCLA and other statutes now or hereafter in effect) or other Laws, by reason of this Agreement, the events giving rise to this Agreement and the transactions provided herein or contemplated hereby or thereby, except for (i) claims or causes of action brought under and subject to the terms and conditions of this Agreement, (ii) injunctive or other equitable relief (other than with respect to environmental matters), or (iii) claims arising out of or related to fraud.

      (h)   Management of Environmental Liabilities.

            (i) Except as set forth in this Section 8(h)(i), the parties shall follow the procedures set forth in Section 8(f) with respect to any claim for which Seller is obligated to indemnify the Buyer under Section 8(a) with respect to any misrepresentation of Section 3(y) or any Environmental Liabilities. Except as set forth in Section 7(i), in the event any investigation, remediation or other response action or corrective action is required to be conducted at the Facilities ("Remediation Activities"), Seller shall promptly determine in its sole discretion whether to perform such Remediation Activities or pay for the Buyer's performance thereof. The parties agree to minimize the cost of effecting any Remediation Activities pursuant to this Section or Section 7(i), including, without limitation, agreeing to allow any environmental condition to remain in place to the extent it is legally-permitted and does not materially and adversely affect the marketability or operation of the Facility consistent with its current operation as an industrial Facility and agreeing to such institutional engineering controls required in connection with such condition.

            (ii) Except as provided in Section 8(h)(iii), below, Buyer acknowledges and agrees that Seller shall not have any liability under
Section 8(a) for any misrepresentation of Section 3(y) or any Environmental Liabilities to the extent discovered through Non-Permitted Testing. "Non-Permitted Testing" means any and all environmental sampling, testing or analyses of the ambient air, soils, groundwater, surface waters, interior of the building or any building component that is, directly or indirectly, voluntarily initiated by Buyer or its Affiliates and not required to comply with Environmental Laws or the requirements of any governmental authority with jurisdiction or not reasonably required for any planned construction or expansion of a Facility or reasonably required for the maintenance, repair or replacement of any portion of a Facility in the Ordinary Course of Business or initiated after the invitation or suggestion by Buyer or its Affiliates to others to make a claim under any Environmental Law.

            (iii) Subject to the limitations on Seller's indemnity obligations contained in Sections 8(b) and 8(e), with respect to any misrepresentation of Section 3(y) or Environmental Liabilities for which Seller would otherwise be obligated to indemnify Buyer under Section 8(a) but for the discovery of such misrepresentation or Environmental Liabilities through Buyer's testing, analyses or investigations under Section 7(i) which was neither required to comply with Environmental Laws or the requirements of any governmental authority, Seller shall indemnify the Buyer for seventy percent (70%) of any and all Adverse Consequences suffered or incurred by

Buyer with respect to such misrepresentation or Environmental Liabilities and which exceed Seller's reimbursement obligations under Section 7(i), except those matters related to the stacker/sorter oil/water separator at the Eupora Plant for which Seller's indemnity obligations will not be reduced as set forth in this Section 8(h)(iii).

            9.    TERMINATION.

      (a)   Termination of Agreement.     The Parties may terminate this
Agreement as provided below:

            (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of three (3) calendar days after the notice of breach, or (B) if the Closing shall not have occurred on or before June 8, 1999, by reason of the failure of any condition precedent under Section 6(a) hereof (unless Buyer itself materially breaches any representation, warranty, or covenant contained in this Agreement which causes or materially contributes to the non-occurrence of the condition); and

            (iii) Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of three (3) calendar days after the notice of breach, or (B) if the Closing shall not have occurred on or before June 8, 1999, by reason of the failure of any condition precedent under Section 6(b) hereof (unless Seller itself materially breaches any representation, warranty, or covenant contained in this Agreement which causes or materially contributes to the non-occurrence of the condition).

      (b)   Effect of Termination.     If the Parties terminate this
Agreement pursuant to Section 9(a)(i) above, the Parties shall execute such notices of termination and rescission as are necessary and appropriate to provide third parties who had previously consented to, approved or received notice of the sale and all rights and obligations of the Parties hereunder shall terminate without any further Liability of any Party to any other Party unless otherwise agreed (except for any Liability of any Party then in breach). In the event Buyer terminates this Agreement pursuant to Section 9(a)(ii)(A) above, then Buyer shall be entitled to any remedies permitted in
Section 10(o).  In the event Seller terminates this Agreement pursuant to
Section 9(a)(iii), then Seller shall be entitled to the remedy permitted in
Section 10(o).

      10.   MISCELLANEOUS.

      (a)   Survival of Representations and Warranties.     All of the
representations and warranties of the Parties contained in this Agreement shall survive the Closing, as and to the extent expressly provided in this Agreement.

      (b)   Press Releases and Public Announcements.     No Party shall issue
any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure is required by applicable Law (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Party prior to making the disclosure).

      (c)   No Third-Party Beneficiaries.     This Agreement shall not confer
any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (d)   Entire Agreement.     This Agreement (including the documents
referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

      (e)   Succession and Assignment.     This Agreement shall be binding
upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, except that each Buyer may assign from time to time its rights hereunder to each Buyer's respective present and future lenders if required by the same with prior written notice to Seller.

      (f)   Counterparts.     This Agreement may be executed in two or more
counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (g)   Headings.     The section headings contained in this Agreement
are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (h)   Notices.     All notices, requests, demands, claims, and other
communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to the Seller: The Barcalounger Company
                        Futorian Furnishings, Inc.
                        1450 Atlantic Avenue

                        P.O. Box 6157
                        Rocky Mount, NC 27802
                        Phone: (252)977-6395 ext. 303
                        Fax:  (252)977-2864
                        Attention:  Mr. Wayne T. Stephens

      With a Copy to:   Dechert Price & Rhoads
                        4000 Bell Atlantic Tower
                        1717 Arch Street
                        Philadelphia, PA 19103
                        Phone: (215)994-4000
                        Fax:  (215)994-2222
                        Attention: Christopher G. Karras, Esq.

      If to the Buyer:  Vanguard Design, L.L.C.
                        1215 Glenn Drive
                        Amory, MS 38821
                        Phone: (601)256-4884
                        Fax:  (601)256-5119
                        Attention:  Mr. Herb Hester

      With a Copy to:   Leo and Associates
                        200 Randolph Avenue
                        Huntsville, AL 35801
                        Phone: (256)539-6000
                        Fax:  (256)539-6024
                        Attention:  Mr. Karl Leo, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until the sender receives confirmation of receipt by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      (i)   Governing Law.     This Agreement shall be governed by and
construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

      (j)   Amendments and Waivers.     No amendment of any provision of this
Agreement shall be valid unless the same shall be in writing and signed by
Buyer and Seller.   No waiver by any Party of any default, misrepresentation,
or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (k)   Severability.     Any term or provision of this Agreement that is
invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (l)   Expenses.     Except as expressly set forth herein, each of Buyer
and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, provided that Buyer shall pay and shall be solely responsible for any sales, use, transfer or similar Taxes incurred in connection with the purchase and conveyance of the Acquired Assets.

      (m)   Construction.     The Parties have participated jointly in the
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.
The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any material respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

      (n)   Incorporation of Appendices, Exhibits and Schedules.     The
Appendices and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (o)   Remedies.     In the event the Parties do not close the
transactions contemplated herein, the Parties agree that they will have the following respective remedies: (A) Seller acknowledges and agrees that Buyer would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are materially breached, and Seller agrees that Buyer shall be entitled to an injunction or injunctions to prevent material breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(p) below), in addition to any other remedy to which it may be entitled, at law or in equity; (B) Seller acknowledges and agrees that Seller would not be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are materially breached, and Seller agrees that Seller shall be entitled to draw upon and retain the Letter of Credit or the Cash Deposit, as the case may be, to the extent of Seller's Adverse Consequences as Seller's exclusive remedy for any such breach of this Agreement by Buyer prior to Closing. In the event the Parties close the transactions contemplated herein, then Section 8(f) shall govern with respect to remedies.

      (p)   Submission to Jurisdiction.     Each of the Parties submits to
the jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any party may make service on the other party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(h) above. Nothing in this Section 10(p), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or equity.

      (q)   No Other Warranties.     Except as specifically otherwise set
forth in this Agreement, all of the Acquired Assets, including but not limited to, Tangible Personal Property and Realty, are purchased by Buyer and sold and delivered by Seller in an "AS IS" CONDITION, "WITH ALL FAULTS, INCLUDING BUT NOT LIMITED TO BOTH LATENT AND PATENT DEFECTS." NO WARRANTIES, EXPRESS OR IMPLIED, ARE MADE BY SELLER, AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT, BUYER WAIVES ALL OTHER REPRESENTATIONS AND WARRANTIES INCLUDING, BUT NOT LIMITED TO, ENVIRONMENTAL AND WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      11. CONSENTS TO ASSIGNMENT. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract or lease or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a default thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Buyer and Seller will cooperate, in all reasonable respects, to obtain such consent as soon as reasonably practicable.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

            FUTORIAN FURNISHINGS, INC.


               /s/ WAYNE T. STEPHENS

            By:  Wayne T. Stephens, President and Chief Executive Officer


            SIMMONS UPHOLSTERED FURNITURE CORPORATION


               /s/ WAYNE T. STEPHENS

            By:  Wayne T. Stephens, President and Chief Executive Officer


            VANGUARD DESIGN, L.L.C.


               /s/ KARL W. LEO

            By:  Karl W. Leo, Manager


            HEATH HOME FURNISHINGS, L.L.C.


               /s/ KARL W. LEO

            By:  Karl W. Leo, Manager


            STRATFORD UPHOLSTERY COMPANY, L.L.C.


               /s/ KARL W. LEO

            By:  Karl W. Leo, Manager



            SIMMONS UPHOLSTERY, L.L.C.


               /s/ KARL W. LEO

            By:  Karl W. Leo, Manager

            WESTERN UPHOLSTERY COMPANY, L.L.C.


                /s/ KARL W. LEO

            By:     Karl W. Leo, Manager


            VANGUARD PROPERTIES II, L.L.C.


                /s/ KARL W. LEO

            By:     Karl W. Leo, Manager